Exhibit 10.18

CREDIT AGREEMENT

dated as of July 1, 2011,

among

PHC, INC.,

as Borrower,

and

THE GUARANTORS PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO

and

JEFFERIES FINANCE LLC,
as Arranger, Book Manager, Documentation Agent,
Administrative Agent and Collateral Agent
and

JEFFERIES FINANCE LLC,
as Syndication Agent

and

JEFFERIES GROUP, INC.,

as Issuing Bank

and

JEFFERIES FINANCE LLC,

as Swingline Lender

Section 10.09	Indemnification…………………………………………………………….……..	115

ARTICLE XI	MISCELLANEOUS……………………………………………….……………...	115

Section 11.01	Notices…………………………………………………………………………...	115
Section 11.02	Waivers; Amendment…………………………………………………………….	118
Section 11.03	Expenses; Indemnity; Damage Waiver……………………………………………	120
Section 11.04	Successors and Assigns…………………………………………………………..	122
Section 11.05	Survival of Agreement…………………………………………………………....	125
Section 11.06	Counterparts; Integration; Effectiveness………………………………………....	126
Section 11.07	Severability……………………………………………………………………....	126
Section 11.08	Right of Setoff……………………………………………………………….......	126
Section 11.09	Governing Law; Jurisdiction; Consent to Service of Process…………………....	126
Section 11.10	Waiver of Jury Trial………………………………………………..………….....	127
Section 11.11	Headings; No Adverse Interpretation of Other Agreements……………………..	127
Section 11.12	Confidentiality…………………………………………………………………...	127
Section 11.13	Interest Rate Limitation……………………………………………………….....	128
Section 11.14	Assignment and Acceptance………………….…………………………………..	128
Section 11.15	Obligations Absolute…………………………………………………………..…	128
Section 11.16	Waiver of Defenses; Absence of Fiduciary Duties………………………………	129
Section 11.17	USA Patriot Act………………………………………………………………….	129
Section 11.18	Judgment Currency……………………..………………………………………..	129
Section 11.19	Lender Action……………………………………………………………………	130
Section 11.20	LEGEND………………………………………...................................................... Error! Bookmark not defined.

ANNEXES

Annex I	Amortization Table
Annex II	Initial Lenders and Commitments

SCHEDULES
	Mortgaged Property
Schedule 1.01(a)	Subsidiary Guarantors
Schedule 1.01(b)	Pledgors
Schedule 1.01(c)	Real Property
Schedule 3.06(a)	Ownership; No Claims; Use of Intellectual Property;
	Protection of Trade Secrets
Schedule 3.07(a)	Subsidiaries
Schedule 3.07(c)	Corporate Organizational Chart
Schedule 3.09(c)	Material Agreements
Schedule 3.18	Environmental
Schedule 3.19	Insurance
Schedule 3.20(c)	Mortgage Filing Offices
Schedule 3.21	Acquisition Documents
Schedule 4.01(g)	Local Counsel

Schedule 4.01(o)(iii)	Title Insurance Amounts
Schedule 5.19	Post Closing Covenants
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(b)	Existing Investments

EXHIBITS

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Intercompany Note
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Landlord Access Agreement
Exhibit G	Form of LC Request
Exhibit H	Form of Mortgage
Exhibit I-1	Form of Term Note
Exhibit I-2	Form of Revolving Note
Exhibit I-3	Form of Swingline Agreement
Exhibit J-1	Form of Perfection Certificate
Exhibit J-2	Form of Perfection Certificate Supplement
Exhibit K	Form of Security Agreement
Exhibit L	Form of Non-Bank Certificate
Exhibit M	Form of Solvency Certificate
Exhibit N	Opinions of Counsel

-  -

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”), dated as of July 1, 2011, is made among PHC, Inc., a Massachusetts corporation (“Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, Jefferies Finance LLC, as lead arranger (in such capacity, the “Arranger”), as book manager (in such capacity, the “Book Manager”), as documentation agent for the Lenders (in such capacity, the “Documentation Agent”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), Jefferies Finance LLC, as syndication agent (in such capacity, the “Syndication Agent”) and Jefferies Finance LLC, as swingline lender (in such capacity, the “Swingline Lender”) for the Lenders and Jefferies Group, Inc., as issuing bank (in such capacity, the “Issuing Bank”) for the Lenders.

WITNESSETH:

WHEREAS, Borrower has entered into an Asset Purchase Agreement, dated as of March 15, 2011 (as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof and thereof, the “Acquisition Agreement”), with Universal Health Services, Inc., a Delaware corporation (the “Seller”), to acquire (the “Acquisition”) certain assets and liabilities of the Seller more specifically described therein (the “Acquired Business”).

WHEREAS, Borrower has requested the Lenders to extend credit in the form of (a) Term Loans on the Closing Date, in an aggregate principal amount not in excess of $23,500,000, and (b) Revolving Loans at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $3,000,000, of which none will be drawn on the Closing Date.

WHEREAS, Borrower has requested the Swingline Lender to, upon request, make Swingline Loans, at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $1,000,000.

WHEREAS, Borrower has requested the Issuing Bank to, upon request, issue letters of credit, in an aggregate face amount at any time outstanding not in excess of $1,000,000, to support payment obligations incurred by Borrower and its Subsidiaries.

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 3.12.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the other Loan Documents, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, is used when such Loan comprising such Borrowing is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan or ABR Revolving Loan.

“ABR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Accounts”  shall mean all “accounts” (as defined in the UCC) of a Company (or, if referring to another Person,  of such other Person), including  without limitation, accounts, accounts receivables, monies due or to become due and obligations in any form (whether arising in connection with contracts,  contract rights, instruments, general intangibles or chattel paper, each as defined in the UCC), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any person with respect to any of the foregoing.

“Acquired Business” shall have the meaning assigned to such term in the first recital hereto.

“Acquisition” shall have the meaning assigned to such term in the first recital hereto.

“Acquisition Agreement” shall have the meaning assigned to such term in the first recital hereto.

“Acquisition Documents” shall mean the collective reference to the Acquisition Agreement and the other documents listed or required to be listed on Schedule 3.21.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the greater of (x) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Administrative Agent to be equal to (A) the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (B) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period and (y) 1.75% per annum.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor administrative agent pursuant to Article X.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form supplied from time to time by the Administrative Agent.

“Advisors” shall mean legal counsel (including local, foreign and in-house counsel), auditors, accountants, consultants, appraisers, engineers or other advisors.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or (ii) any person that is an officer or director of the person specified.

“Agents” shall mean the Arranger, the Documentation Agent, the Syndication Agent, the Administrative Agent, the Collateral Agent and the Book Manager; and “Agent” shall mean any of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBOR Rate in effect on such day for one-month interest period LIBOR Rate borrowings (as determined by the Administrative Agent) plus 1.00%.  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the applicable LIBOR Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definitions thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or the then applicable LIBOR Rate shall be effective on the effective date of such change in the Base Rate, the Federal Funds Effective Rate or the then applicable LIBOR Rate, respectively.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.22.

“Applicable Margin” shall mean, for any date of determination, (a) 4.50%, in the case of any ABR Loan, and (b) 5.50%, in the case of any Eurodollar Loan.

“Approved Fund” shall mean any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in bank and other commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall have the meaning assigned to such term in the preamble hereto.

“Asset Sale” shall mean (a) any disposition of any property, by any Company and (b) any issuance or sale of any Equity Interests of any Subsidiary of Borrower, in each case, to any person other than a Loan Party.  Notwithstanding the foregoing,  no disposition of assets permitted by, or expressly referred to in, Section 6.04(c), 6.05(a), 6.06(a), 6.06(d), 6.06(h) or 6.06(i) shall constitute an “Asset Sale.”

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required pursuant to Section 11.04(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit A, or such other form as shall be approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments (and substantially similar payments) during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Bailee Letter” shall have the meaning assigned to such term in the Security Agreement.

“Base Rate” shall mean, for any day, the prime rate published in The Wall Street Journal for such day; provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Base Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates); each change in the Base Rate shall be effective on the date such change is effective.  The prime rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers or board of directors, as applicable, of such person, or if such limited liability company does not have a board of managers or board of directors, the functional equivalent of the foregoing, (iii) in the case of any partnership, the board of directors or board of managers, as applicable, of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Book Manager” shall have the meaning assigned to such term in the preamble hereto.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, without duplication, (a) any expenditure or commitment to expend money for any purchase or other acquisition of any asset including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of Borrower and its Subsidiaries prepared in accordance with GAAP, and (b) Capital Lease Obligations and Synthetic Lease Obligations.

“Capital Lease” shall mean, with respect to any person, any lease of, or other arrangement conveying the right to use, any property by such person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such person prepared in accordance with GAAP.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any Capital Lease, any lease entered into as part of any Sale and Leaseback Transaction or any Synthetic Lease, or a combination thereof, which obligations are (or would be, if such Synthetic Lease or other lease were accounted for as a Capital Lease) required to be classified and accounted for as Capital Leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof (or the amount that would be capitalized, if such Synthetic Lease or other lease were accounted for as a Capital Lease) determined in accordance with GAAP.

“Capital Requirements” shall mean, as to any person, any matter, directly or indirectly, (i) regarding capital adequacy, capital ratios, capital requirements, the calculation of such person’s capital or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by such person or any person controlling such person (including any direct or indirect holding company), or the manner in which such person or any person controlling such person (including any direct or indirect holding company), allocates capital to any of its contingent liabilities (including letters of credit), advances, acceptances, commitments, assets or liabilities.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person, (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person, (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any person meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities, (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Rating Service or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., and in each case maturing not more than one year after the date of acquisition by such person, and (e) investments in money market funds at least 95% of whose assets are comprised of securities of the types described in clauses (a) through (d) above.

“Cash Collateralized” shall mean, with respect to any Letter of Credit, as of any date, that Borrower shall have deposited in the LC Sub-Account, in the name of the Collateral Agent and for the benefit of the Revolving Lenders, an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon.  “Cash Collateralize” shall have the correlative meaning.

“Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period, less the sum of (a) interest on any debt paid by the increase in the principal amount of such debt including by issuance of additional debt of such kind or the accretion or capitalization of interest as principal and (b) items described in clause (c) or, other than to the extent paid in cash or Cash Equivalents, clause (g) of the definition of “Consolidated Interest Expense.”

“Casualty Event” shall mean any loss of title (other than through a consensual disposition of such property in accordance with this Agreement) or any loss of or damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Company.  “Casualty Event” shall include any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Legal Requirement, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, or any settlement in lieu thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

A “Change in Control” shall mean the occurrence of any of the following:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or group or its respective subsidiaries, and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Voting Stock of Borrower representing more than 25% of the voting power of the total outstanding Voting Stock of Borrower (and taking into account all such securities that such person or group has the right to acquire (whether pursuant to an option right or otherwise));

(b) during any period of 24 consecutive months, a majority of the members of the Board of Directors of Borrower cease to be composed of individuals (i) who were members of that Board of Directors at the commencement of such period, (ii) whose election or nomination to that Board of Directors was approved by individuals referred to in preceding clause (i) constituting at the time of such election or nomination at least a majority of that Board of Directors or (iii) whose election or nomination to that Board of Directors was approved by individuals referred to in preceding clauses (i) and (ii) constituting at the time of such election or nomination at least a majority of that Board of Directors (excluding, in the case of both preceding clauses (i) and (ii), any individual whose initial nomination for, or assumption of office as, a member of that Board of Directors occurs as a result of an actual (or threatened) solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors), or

(c) any person or two or more persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Borrower, or control over the equity securities of Borrower entitled to vote for members of the Board of Directors of Borrower on a fully-diluted basis (and taking into account all such securities that such person or persons have the right to acquire (whether pursuant to an option right or otherwise)) representing 25% or more of the combined voting power of such securities.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, policy, or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 11.13.

“Claims” shall have the meaning assigned to such term in Section 11.03(b).

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Term Loan Commitment or Swingline Commitment.

“CLIA” means the Clinical Laboratory Improvement Amendments.

“Closing Date” shall mean the date of the initial Credit Extension hereunder.

“CMS” means the Centers for Medicare and Medicaid Services of HHS and any successor thereof and any predecessor thereof, including the United States Health Care Financing Administration.

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other property of whatever kind and nature, whether now existing or hereafter acquired, pledged or purported to be pledged as collateral or otherwise subject to a security interest or purported to be subject to a security interest under any Security Document.

“Collateral Account” shall mean one or more collateral accounts or sub-accounts established and maintained from time to time by the Collateral Agent for the benefit of the Secured Parties, in accordance with the provisions of Section 9.01.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment, Term Loan Commitment or Swingline Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Commitment Letter” shall mean the Commitment Letter, dated March 15, 2011, between Borrower and Jefferies Finance LLC.

“Communications” shall have the meaning assigned to such term in Section 11.01(d).

“Companies” shall mean Borrower and its Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate of a Financial Officer of Borrower substantially in the form of Exhibit C.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of Borrower and its Subsidiaries (other than cash, cash equivalents and marketable securities) which may properly be classified as current assets on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of Borrower and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Loans) on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, without duplication, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of Borrower only if a corresponding amount of cash would be permitted to be distributed to Borrower by such Subsidiary by operation of the terms of its Organizational Documents and all agreements, instruments, Orders and other Legal Requirements applicable to such Subsidiary or its equityholders):

(a) Consolidated Interest Expense for such period;

(b) Consolidated Amortization Expense for such period;

(c) Consolidated Depreciation Expense for such period;

(d) Consolidated Tax Expense for such period;

(e) out of pocket legal, accounting, investment banking and other related costs and expenses actually paid in connection with the Acquisition and the financing thereof under this Agreement in amount reasonably acceptable to the Agent;

(f) out of pocket legal, accounting, investment banking and other related costs and expenses actually paid in connection with the Merger and the financing thereof in amounts reasonably acceptable to the Agent;

(g) reasonable out of pocket costs and expenses actually paid from the Closing Date to the first anniversary thereof in connection with the opening of Renaissance Recovery in an aggregate amount not to exceed $450,000 (but only to the extent that Borrower has provided reasonable detail therefore to the Agent, following request thereof by the Agent);

(h) the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period or the amortization of a prepaid cash item that was paid in a prior period or any write-down or write-off of assets for such period; and

(y) subtracting therefrom the aggregate amount of all non-cash charges increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period;

provided, however, to the extent that such period includes any fiscal quarter ended from and including October 1, 2010 to and including June 30, 2011: (i) for the fiscal quarter of Borrower ended December 31, 2010, Consolidated EBITDA shall be deemed to be $1,735,656; (ii) for the fiscal quarter of Borrower ended March 31, 2011, Consolidated EBITDA shall be deemed to be $1,345,669; and (iii) for the fiscal quarter of Borrower ending June 30, 2011, Consolidated EBITDA shall be deemed to be $2,114,122.

 “Consolidated Fixed Charge Coverage Ratio” shall mean, for any Test Period, the ratio of:  (a) Consolidated EBITDA for such Test Period minus (i) the aggregate amount of Capital Expenditures for such period, (ii) all cash payments in respect of Taxes (including federal, state, local and foreign income taxes) made during such period (net of any cash refund in respect of income taxes actually received by Borrower and its Subsidiaries during such period) and (iii) all cash Dividends paid by Borrower during such period; to (b) Consolidated Fixed Charges for such Test Period.

“Consolidated Fixed Charges” shall mean, for any period, the sum, without duplication, of

(a) Consolidated Interest Expense for such period; and

(b) the principal amount of all scheduled amortization payments on all Indebtedness (including the principal component of all Capital Lease Obligations of Borrower and its Subsidiaries for such period) as determined on the first day of the respective period (or, with respect to a given issuance of Indebtedness incurred thereafter, on the date of the incurrence thereof).

In determining the Consolidated Fixed Charges for any period (1) pro forma effect will be given to: (a) the incurrence, repayment or retirement of any Indebtedness of Borrower and/or any of its Subsidiaries since the first day of such period as if such Indebtedness was incurred, repaid or retired on the first day of such period and (b) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any property or assets acquired or disposed of by Borrower and/or any of its Subsidiaries since the first day of such period, as if such acquisition or disposition occurred on the first day of such period; (2) interest on Indebtedness bearing a floating interest rate will be computed as if the rate as of the last day of the period had been the applicable rate for the entire period; (3) if such Indebtedness bears, at the option of Borrower and/or any of its Subsidiaries, a fixed or floating rate of interest, interest thereon will be computed by applying, at the option of Borrower, either the fixed or floating rate; and (4) interest on Indebtedness under a revolving credit facility will be computed based upon the average daily balance of such Indebtedness during such period.

“Consolidated Indebtedness” shall mean, as at any date of determination, without duplication, the aggregate amount of all Indebtedness and all LC Exposure of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a) imputed interest on Capital Lease Obligations and Attributable Indebtedness of Borrower and its Subsidiaries for such period;

(b) commissions, discounts and other fees and charges owed by Borrower or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing, receivables financings and similar credit transactions for such period;

(c) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Borrower or any of its Subsidiaries for such period;

(d) cash contributions to any employee stock ownership plan or similar trust made by Borrower or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Borrower or any of its Wholly Owned Subsidiaries) in connection with Indebtedness incurred by such plan or trust for such period;

(e) all interest paid or payable with respect to discontinued operations of Borrower or any of its Subsidiaries for such period;

(f) the interest portion of any payment obligations of Borrower or any of its Subsidiaries for such period deferred for payment at any future time, whether or not such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness and/or Contingent Obligations, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; and

(g) all interest on any Indebtedness of Borrower or any of its Subsidiaries of the type described in clause (e) or (j) of the definition of “Indebtedness” for such period;

provided that Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements (including associated costs) intended to protect against fluctuations in interest rates, but excluding unrealized gains and losses with respect to any such Hedging Agreements.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a) the net income (or loss) of any person (other than a Subsidiary of Borrower) in which any person other than Borrower or any of its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by Borrower or (subject to clause (b) below) any of its Wholly Owned Subsidiaries from such person during such period;

(b) the net income of any Subsidiary of Borrower during such period to the extent that the declaration and/or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument, Order or other Legal Requirement applicable to that Subsidiary or its equityholders during such period, except that Borrower’s equity in net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income;

(c) earnings resulting from any reappraisal, revaluation or write-up of assets; and

(d) any extraordinary non-cash gain (or extraordinary non-cash loss), together with any related provision for taxes on any such non-cash gain (or the tax effect of any such non-cash loss), recorded or recognized by Borrower or any of its Subsidiaries during such period.

“Consolidated Tax Expense” shall mean, for any period, the tax expense (including federal, state, local and foreign income taxes) of Borrower and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation, agreement, understanding or arrangement of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, net equity, liquidity, level of income, cash flow or solvency of the primary obligor, (c) to purchase or lease property, securities or services primarily for the purpose of assuring the primary obligor of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement or equivalent obligation arises (which reimbursement obligation shall constitute a primary obligation), or (e) otherwise to assure or hold harmless the primary obligor of any such primary obligation against loss (in whole or in part) in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties given in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument, agreements or other documents or, if applicable, unwritten agreement, evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Contract Provider” means any Person or any employee, agent or subcontractor of such Person who provides professional health care services under or pursuant to any contract with the Borrower or any Subsidiary.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the extension of the expiry date or renewal, or any amendment or other modification to increase the amount, of any existing Letter of Credit, by the Issuing Bank.

“Credit Facilities” shall mean the revolving credit, swingline, letter of credit and term loan facilities.

“Debt Issuance” shall mean the incurrence by any Company of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Excess” shall have the meaning assigned to such term in Section 2.16(c).

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Defaulted Loan” shall have the meaning assigned to such term in Section 2.16(c).

“Defaulting Lender” shall mean any Lender that has (a) failed to fund its portion of any Borrowing, or any portion of its participation in any Letter of Credit or Swingline Loan, within one Business Day of the date on which it shall have been required to fund the same, unless the subject of a good faith dispute between Borrower and such Lender related hereto, (b) notified Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender in writing that it does not intend to comply with one or more of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with one or more of its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within three Business Days after written request by the Administrative Agent or Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (unless the subject of a good faith dispute between Borrower and such Lender) and participations in then outstanding Letters of Credit and Swingline Loans; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent or Borrower, (d) otherwise failed to pay over to Borrower, the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due (unless the subject of a good faith dispute), or (e) (i) been adjudicated as, or determined by any Governmental Authority having regulatory authority over such person or its Properties or assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless, in the case of any Lender referred to in this clause (e), Borrower, the Administrative Agent, the Swingline Lender and each Issuing Bank shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder. For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or its parent by a Governmental Authority; provided that, as of any date of determination, the determination of whether any Lender is a Defaulting Lender hereunder shall not take into account, and shall not otherwise impair, any amounts funded by such Lender which have been assigned by such Lender to an SPC pursuant to Section 11.04(h).

“Designated Real Estate” shall mean the following described real property, together with all building, structures and improvements located thereon: (a) 35031 23 Mile Road, North Baltimore, Michigan and known as Harbor Oaks Psychiatric Hospital and (b) 405 Kimball Avenue, Salem, Virginia and known as Mount Regis Center.

“disposition” shall mean, with respect to any property, any conveyance, sale, lease, sublease, assignment, transfer or other disposition of such property (including (i) by way of merger or consolidation, (ii) any Sale and Leaseback Transaction and (iii) any Synthetic Lease).

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security or instrument into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Final Maturity Date, (b) is convertible into or exchangeable or exercisable (unless at the sole option of the issuer thereof) for (i) debt securities or other indebtedness or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Final Maturity Date, or (c) contains any repurchase or payment obligation which may come into effect prior to the first anniversary of the Final Maturity Date.

“Distribution” shall mean any fee, payment, bonus or other remuneration of any kind, and any repayment of or debt service on loans or other indebtedness.

“Dividend” shall mean, with respect to any person, that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside or otherwise reserved, directly or indirectly, any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the outstanding Equity Interests of such person (or any options or warrants issued by such person with respect to its Equity Interests).  Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of or otherwise reserving any funds for the foregoing purposes.

“Documentation Agent” shall have the meaning assigned to such term in the preamble hereto.

“Dollar Equivalent” shall mean, as to any amount denominated in a Judgment Currency as of any date of determination, the amount of Dollars that would be required to purchase the amount of such Judgment Currency based upon the spot selling rate at which Bank of America, N.A. offers to sell such Judgment Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m. London time on such date for delivery two Business Days later.

“Dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary other than a Foreign Subsidiary.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.21.

“Employee Benefit Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by any Company or any of its ERISA Affiliates.

“Environment” shall mean any surface or subsurface physical medium or natural resource, including air, land, soil, surface waters, ground waters, stream and river sediments, biota and any indoor area, surface or physical medium.

“Environmental Claim” shall mean any claim, notice, demand, Order, action, suit, proceeding, or other communication alleging or asserting liability or obligations under Environmental Law, including liability or obligation for investigation, assessment, remediation, removal, cleanup, response, corrective action, monitoring, post-remedial or post-closure studies, investigations, operations and maintenance, injury, damage, destruction or loss to natural resources, personal injury, wrongful death, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release of Hazardous Material in, on, into or from the Environment at any location or (ii) any violation of or non-compliance with Environmental Law, and shall include any claim, notice, demand, Order, action, suit or proceeding seeking damages (including the costs of remediation), contribution, indemnification, cost recovery, penalties, fines, indemnities, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all applicable current and future Legal Requirements relating to health, safety or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.

“Environmental Permit” shall mean any permit, license, approval, consent, registration, notification, exemption or other authorization required by or from a Governmental Authority under any Environmental Law.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited), or if such person is a limited liability company, membership interests and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Issuance” shall mean, without duplication, (i) any issuance or sale by Borrower after the Closing Date of any Equity Interests in Borrower (including any Equity Interests issued upon exercise of any warrant or option or equity-based derivative) or any warrants or options or equity-based derivatives to purchase Equity Interests in Borrower or (ii) any contribution to the capital of Borrower.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.  Any former ERISA Affiliate of a person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such person or such Subsidiary and with respect to liabilities arising after such period for which such person or such Subsidiary could reasonably be expected to be liable under the Code or ERISA, but in no event for more than six years after such period if no such liability has been asserted against such person or such Subsidiary; provided, however, that such person or such Subsidiary shall continue to be an ERISA Affiliate of such person or such Subsidiary after the expiration of the six-year period solely with respect to any liability asserted against such person or such Subsidiary prior to the expiration of such six-year period.

“ERISA Event” shall mean (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan; (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by any Company or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on any Company or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of any Company or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Company or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan, or the assets thereof, or against any Company or any of its ERISA Affiliates in connection with any Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; (x) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Code or pursuant to ERISA with respect to any Pension Plan; or (xi) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in material liability to any Company or any of its ERISA Affiliates.

         “Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Eurodollar Revolving Loan or Eurodollar Term Loan.

“Eurodollar Revolving Borrowing” shall mean a Borrowing comprised of Eurodollar Revolving Loans.

“Eurodollar Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Eurodollar Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Event of Default” shall have the meaning assigned to such term in Article VIII.

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, the sum, without duplication, of:

(a) the sum, without duplication, of:

(i) Consolidated EBITDA for such Excess Cash Flow Period;

(ii) cash items of income during such Excess Cash Flow Period not included in calculating Consolidated EBITDA;

(iii) the decrease, if any, in the Net Working Capital from the beginning to the end of such Excess Cash Flow Period;

(iv) the reversal, during such Excess Cash Flow Period, of any reserve established pursuant to clause (b)(i) below; and

(v) an amount equal to any tax refunds or credits received by any Company from the beginning to the end of such Excess Cash Flow Period; minus

(b) the sum, without duplication, of:

(i) the amount of any cash Consolidated Tax Expense paid or payable by Borrower and its Subsidiaries with respect to such Excess Cash Flow Period and for which, to the extent required under GAAP, reserves have been established;

(ii) the amount of Cash Interest Expense for such Excess Cash Flow Period;

(iii) permanent repayments and prepayments of Indebtedness made by Borrower and its Subsidiaries during such Excess Cash Flow Period but only to the extent that (A) (i) such repayments and prepayments by their terms cannot be reborrowed or redrawn, and (ii) such repayments and prepayments do not occur in connection with a refinancing of all or a portion of such Indebtedness, and (B) the amounts used to make such payments are funded from Internally Generated Funds;

(iv) the increase, if any, in the Net Working Capital from the beginning to the end of such Excess Cash Flow Period; and

(v) cash items of expense (including losses) during such Excess Cash Flow Period not deducted in calculating Consolidated EBITDA.

“Excess Cash Flow Period” shall mean (i) the period taken as one accounting period from July 1, 2011 and ending on June 30, 2012 and (ii) each fiscal year of Borrower thereafter.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, and (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.16), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), is imposed on amounts payable by or on account of Borrower hereunder under FATCA, or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.15(a) (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Foreign Lender as a result of a Change in Law occurring after the time such Foreign Lender became a party to this Agreement shall not be an Excluded Tax).

“Exclusion Event” means the exclusion of the Borrower or any Subsidiary or any of the Facilities from participation in any Medical Reimbursement Program.

“Executive Order” shall have the meaning assigned to such term in Section 3.22.

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“Extraordinary Receipts” shall mean any cash received by or paid to or for the account of any person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance, judgments, settlements, condemnation awards (and payments in lieu thereof), indemnity payments, and any purchase price adjustments under the Acquisition Agreement; provided, that, for the avoidance of doubt, the following shall not be Extraordinary Receipts:  (i) the receipt by Borrower of amounts pursuant to Section 2.15(f), (ii) the receipt by Borrower from a third-party that is not an Affiliate of any Company of cash in exchange for the issuance of Qualified Capital Stock, (iii) the receipt of insurance proceeds, condemnation awards and other compensation received in respect of any Casualty Events and (iv) rate adjustments effected in the ordinary course of business.

“Facilities” means, at any time, a collective reference to the facilities and Real Property owned, leased, managed or operated by the Borrower or any Subsidiary.

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the Board of Directors or, pursuant to a specific delegation of authority by such Board of Directors or a designated senior executive officer, of Borrower, or the Subsidiary of Borrower selling such asset.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

 “Fees” shall mean, collectively, the Commitment Fees, the Administrative Agent Fees, the LC Participation Fees, the Fronting Fees and the other fees referred to in Section 2.05(d).

“Final Maturity Date” shall mean the later of (i) the Revolving Maturity Date and (ii) the Term Loan Maturity Date.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or entity treated as a corporation created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Funding Default” shall have the meaning assigned to such term in Section 2.16(c).

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean any federal, state, local or foreign (whether civil, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, instrumentality, commission, recovery audit contractor or regulatory body or any subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” shall mean any Legal Requirement of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or any notification, registration or filing to or with any Governmental Authority, in connection with the disposition (including any transfer of control) of any Real Property, facility, establishment or business, as may be required under any applicable Environmental Law or of any actual or threatened presence or Release in, on, into or from the Environment, or the use, disposal or handling of Hazardous Material on, at, under, from or near the Real Property, facility, establishment or business to be sold, acquired, leased, mortgaged, assigned or transferred.

“Government Receivables Deposit Account Agreement” means an agreement among the relevant depository bank, the Borrower and the Collateral Agent, which provides that all funds held in the Government Receivables Deposit Accounts will be swept on a daily basis into an account of the Borrower which is subject to a Control Agreement, and otherwise be in form and substance reasonably satisfactory to the Collateral Agent (provided that the relevant Borrower may amend, waive, rescind, revoke or terminate the instructions given in the Government Receivables Deposit Account Agreement and otherwise give the depositary thereunder instructions as to the disposition of funds subject thereto, but the Borrower must give the Collateral Agent advance written notice of any such amendment, waiver, rescission, revocation or termination (each, a “Modification”), and with respect to any Modification, such depositary will (a) use commercially reasonable efforts to obtain from the Borrower a certification that the Borrower has given the Collateral Agent advance written notice of such Modification, and (b) use commercially reasonable efforts to independently give the Collateral Agent prompt notification of such Modification).

“Government Receivables Deposit Accounts” shall have the meaning assigned to such term in Section 5.18.

“Granting Lender” shall have the meaning assigned to such term in Section 11.04(h).

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by the Guarantors.

“Guarantors” shall mean the Subsidiary Guarantors.

“Harbor Oaks” shall mean that certain 71-bed psychiatric hospital owned and operated by PHC of Michigan, Inc. under the name "Harbor Oaks Hospital" and located in New Baltimore, Michigan.

“Hazardous Materials” shall mean hazardous substances, hazardous wastes, hazardous materials, polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs, asbestos or any asbestos-containing materials in any form or condition, lead-based paint, urea formaldehyde, pesticides, radon or any other radioactive materials including any source, special nuclear or by-product material, petroleum, petroleum products, petroleum-derived substances, crude oil or any fraction thereof, any mold, microbial or fungal contamination in such amounts as could pose a risk to human health or the Environment or would negatively impact the condition of the Real Property or any other pollutants, contaminants, chemicals, wastes, materials, compounds, constituents or substances, defined under, subject to regulation under, or which can give rise to liability or obligations under, any Environmental Laws.

“Healthcare Laws” shall mean all applicable Legal Requirements with respect to regulatory matters primarily relating to patient healthcare, healthcare providers and healthcare services (including without limitation 42 U.S.C. Section 1320a-7, 42 U.S.C. Section 1320a-7a, 42 U.S.C. Section 1320a-7b(a), 42 U.S.C. Section a-7b(b), 42 U.S.C. Section 1320d et seq., 42 U.S.C. Section 1395nn, and 31 U.S.C. Section 3729 et seq.).

“Hedging Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Hedging Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any netting agreements relating to such Hedging Agreements (to the extent, and only to the extent, such netting agreements are legally enforceable in Insolvency Proceedings against the applicable counterparty obligor thereunder), (i) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in preceding clause (i), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“HHS” means the United States Department of Health and Human Services and any successor thereof.

“Highland Ridge” shall mean that certain 41-bed substance abuse and psychiatric treatment facility leased and operated by PHC of Utah, Inc. under the name "Highland Ridge Hospital" and located in Midvale, Utah.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Pub. L. 104-191, Aug. 21, 1996, 110 Stat. 1936, 42 U.S.C. Section 1320d et seq. and its implementing regulations.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes, loan agreements or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such person issued or assumed as part of the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 30 days or aged more than 120 days (plus, if any trade payables incurred by said Person are not due under a bona fide contract until payment is received by such Person from a third party account debtor under a bona fide contract with such third party account debtor, the lesser of (x) the number of days that such third party is afforded to make its payment under such contract and (y) 120 days) and incurred in the ordinary course of business and paid within such time period); (e) all Indebtedness secured by any Lien on property owned or acquired by such person (including indebtedness arising under conditional sales or other title retention agreements), whether or not the obligations secured thereby have been assumed, but limited to the lower of (i) the Fair Market Value of such property and (ii) the amount of the Indebtedness secured; (f) all Capital Lease Obligations, Purchase Money Obligations and Synthetic Lease Obligations of such person; (g) all obligations of such person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests of such person, valued, in the case of a redeemable preferred Equity Interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) all Hedging Obligations, valued at the Hedging Termination Value thereof; (i) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (j) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.  The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 11.03(b).

“Information” shall have the meaning assigned to such term in Section 11.12.

“Insolvency Laws” shall mean the Bankruptcy Code of the United States, and all other insolvency, bankruptcy, receivership, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, reorganization, or similar Legal Requirements of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Insolvency Proceeding” shall mean (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, formal or informal moratorium, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under United States federal or state or non-United States Legal Requirements, including the Bankruptcy Code of the United States.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party that is an owner or lessee of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all Orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon any Loan Party that is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).

“Intercompany Note” shall mean the intercompany demand promissory note substantially in the form of Exhibit D.

“Interest Election Request” shall mean a request by Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (including Swingline Loans), the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Revolving Loan or Swingline Loan, the Revolving Maturity Date (or such earlier date on which the Revolving Commitments are terminated) and, after such maturity (or termination as the case may be), on each date on which demand for payment is made and (d) with respect to any Term Loan, the Term Loan Maturity Date and, after such maturity, on each date on which demand for payment is made.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internally Generated Funds” shall mean funds not constituting the proceeds of any Indebtedness, Debt Issuance, Equity Issuance, Asset Sale or Casualty Event (in each case, without regard to the exclusions from the definitions thereof, other than in the case of an Asset Sale only, any disposition of assets permitted by Section 6.04(c), 6.05(a), 6.06(a), 6.06(d), 6.06(h), or 6.06(i)).

“Investments” shall have the meaning assigned to such term in Section 6.04.

“ISP” shall mean, with respect to any Letter of Credit, the ‘International Standby Practices 1998’ (or ‘ISP 98’) published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuing Bank” shall mean, as the context may require, (a) each of Jefferies Group, Inc. (an affiliate of Jefferies Finance) (through The Bank of New York Mellon or one of its Affiliates) and any Lender reasonably acceptable to the Administrative Agent and Borrower which agrees to issue Letters of Credit hereunder, with respect to Letters of Credit issued by it; (b) any other Lender that may become an Issuing Bank pursuant to Sections 2.18(j) and (k) with respect to Letters of Credit issued by such Lender; and/or (c) collectively, all of the foregoing.  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Bank (and such Affiliate shall be deemed to be an “Issuing Bank” for all purposes of the Loan Documents).  In the event that there is more than one Issuing Bank at any time, references herein and in the other Loan Documents to the Issuing Bank shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit 3 to the Security Agreement.

“Judgment Currency” shall have the meaning assigned to such term in Section 11.18.

“Judgment Currency Conversion Date” shall have the meaning assigned to such term in Section 11.18.

“Landlord Access Agreement” shall mean a Landlord Access Agreement, substantially in the form of Exhibit F, or such other form as may reasonably be acceptable to the Administrative Agent.

“LC Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.18; provided that at no time shall the LC Commitment exceed the Revolving Commitment.  The amount of the LC Commitment shall be $1,000,000 on the Closing Date.

“LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” shall mean, as at any date of determination, the sum of (a) the aggregate amount available to be drawn under all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time.  The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.  For all purposes of this Agreement and the other Loan Documents, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP (or any other equivalent applicable rule with respect to force majeure events), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“LC Request” shall mean a request by Borrower in accordance with the terms of Section 2.18(b) and substantially in the form of Exhibit G, or such other form as shall be approved by the Issuing Bank.

“LC Sub-Account” shall have the meaning assigned to such term in Section 9.01(d).

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into with respect to the use or occupancy of all or any portion of any Real Property.

“Legal Requirements” shall mean, as to any person, the Organizational Documents of such person, and any treaty, law (including the common law), statute (including Medicare Regulations, Medicaid Regulations, HIPAA, 42 U.S.C.Section 1320a-7b and 42 U.S.C. Section 1395nn), ordinance, code, rule, regulation, guidelines, license, Permit requirement, Order or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject, in each case whether or not having the force of law.

“Lenders” shall mean (a) the financial institutions and other persons party hereto as “Lenders” on the date hereof, and (b) each financial institutions or other person that becomes a party hereto pursuant to an Assignment and Acceptance, other than, in each case, any such financial institution or person that has ceased to be a party hereto pursuant to an Assignment and Acceptance.  Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any Standby Letter of Credit issued or to be issued by an Issuing Bank for the account of Borrower or one of its Subsidiaries pursuant to Section 2.18.

“Letter of Credit Expiration Date” shall mean the date which is five Business Days prior to the Revolving Maturity Date.

“Liability Event” shall mean any event, fact, condition or circumstance or series thereof (i) in or for which any Company becomes liable or otherwise responsible for any amount owed or owing to any Medicaid or Medicare program solely as a result of a liability incurred by a provider under common ownership with such Company or any provider owned by such Company pursuant to any Legal Requirement after the failure of any such provider to pay any such amount when owed or owing, (ii) in which Medicaid or Medicare payments to any Company are lawfully set-off against payments to such or any other Company to satisfy any liability of or for any amounts owed or owing to any Medicaid or Medicare program by another provider under common ownership with such Company or any provider owned by such Company pursuant to any Legal Requirements, or (iii) any of the foregoing under clauses (i) or (ii) in each case pursuant to any Legal Requirements that are similar to any Legal Requirements referenced in clauses (i) and (ii) above or successor provisions thereto under which one Company is held liable for a liability incurred by another Company. In no event shall this provision apply to a liability incurred by a Company directly. A Liability Event shall not include any amounts owed to any Medicaid or Medicare program as a result of an overpayment, recoupment, cost report adjustment, rate change, or similar event that occurs in the ordinary course of business.

 “LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period therefor, the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on Reuters Screen LIBOR01 (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if Reuters Screen LIBOR01 shall at any time no longer exist, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period.  “Reuters Screen LIBOR01” shall mean the display designated on the Reuters 3000 Xtra Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien (statutory or other), pledge, encumbrance, claim, charge, assignment, hypothecation, deposit arrangement, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority, including any easement, servitude, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Notes (if any), the Security Documents, and each Joinder Agreement.

“Loan Parties” shall mean Borrower and the Guarantors.

“Loans” shall mean, as the context may require, a Revolving Loan, a Term Loan or a Swingline Loan.

 “Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on, or material adverse change in, (i) the Acquisition or any of the other Transactions or (ii) the financial condition, results of operations, assets, liabilities (contingent or otherwise), material agreements, properties, solvency, business, management, prospects or value of the Companies, taken as a whole, or the Loan Parties, taken as a whole; (b) a material impairment of the ability of the Loan Parties to fully and timely perform any of their material obligations under any Loan Document; (c) a material impairment of the material rights of or material benefits or remedies available to the Lenders, the Issuing Bank or any Agent under any Loan Document; or (d) a material adverse effect on the Collateral (or any material portion thereof) or the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the validity, enforceability, perfection or priority of such Liens.

“Material Agreement” shall mean any agreement, contract or instrument to which any Company is a party or by which any Company or any of its properties is bound  the termination or suspension of which, or the failure of any party thereto to perform its obligations thereunder, could reasonably be expected to have a Material Adverse Effect.

“Maximum Rate” shall have the meaning assigned to such term in Section 11.13.

“Medicaid” means that certain means-tested entitlement program under Title XIX of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth at Section 1396, et seq. of Title 42 of the United Sates Code and any statute succeeding thereto.

“Medicaid Provider Agreement” means an agreement entered into between a state agency or other such entity administering the Medicaid program and a health care provider or supplier under which the health care provider or supplier agrees to provide items and services for Medicaid patients in accordance with the terms of the agreement and Medicaid Regulations.

“Medicaid Regulations” means, collectively, (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere)affecting Medicaid; (b) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (a) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (a) above;(c) all state statutes and plans for medical assistance of the states in which (x) the Facilities are located or (y) Persons served by the Facilities reside enacted in connection with the statutes and provisions described in clauses (a) and (b) above; and (d) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (c) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (b) above, in each case as may be amended, supplemented or otherwise modified from time to time.

“Medical Reimbursement Programs” means a collective reference to the Medicare, Medicaid and TRICARE programs and any other health care program operated by or financed in whole or in part by any foreign or domestic federal, state or local government and any other non government funded third party payor programs.

“Medicare” means that government-sponsored entitlement program under Title XVIII of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code and any statute succeeding thereto.

“Medicare and Medicaid Account Debtors” means any account debtor that is (a) the United States of America acting under Medicare, (b) any State or the District of Columbia acting pursuant to a health plan adopted pursuant to Medicaid, (c) the United States Department of Defense acting under TRICARE, or (d) any agent, carrier, administrator or intermediary for any of the foregoing.

“Medicare Provider Agreement” means an agreement entered into between CMS or other such entity administering the Medicare program on behalf of CMS, and a health care provider or supplier under which the health care provider or supplier agrees to provide items and services for Medicare patients in accordance with the terms of the agreement and Medicare Regulations.

“Medicare Regulations” means, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto; together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including CMS, the OIG, HHS, or any Person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended, supplemented or otherwise modified from time to time.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated May 23, 2011 between Borrower, Acadia Merger Sub, LLC and Acadia Healthcare LLC.

“Mortgage” shall mean an agreement, including a mortgage, deed of trust or any other document, creating and evidencing a first priority Lien (subject to Permitted Collateral Liens) on a Mortgaged Property, which shall be substantially in the form of Exhibit H or other form reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign Legal Requirements.

“Mortgaged Property” shall mean (a) each Real Property identified on Schedule 1.01(a) hereto and (b) each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.11(d).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA, (a) to which any Company or any of its ERISA Affiliates is then making or accruing an obligation to make contributions, (b) to which any Company or any of its ERISA Affiliates has within the preceding six plan years made or been obligated to make contributions, or (c) with respect to which any Company could incur liability.

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the proceeds thereof in the form of cash, cash equivalents and marketable securities (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable, or by the sale, transfer or other disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) received by any Company (including cash proceeds subsequently received (as and when received by any Company) in respect of non-cash consideration initially received) net of (i) reasonable and customary selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale (after taking into account any available tax credits or deductions and any tax sharing arrangements)), (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by any Company associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money that is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b) with respect to any (i) Debt Issuance, (ii) Equity Issuance (iii) other issuance or sale of Equity Interests by Borrower or any of its Subsidiaries, or (iv) any Extraordinary Receipts, the cash proceeds thereof received by any Company, net of reasonable and customary fees, commissions, costs and other expenses incurred in connection therewith; and

(c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received by any Company in respect thereof, net of all reasonable costs and expenses incurred (including deductibles paid) in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

“Net Working Capital” shall mean, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

“Notes” shall mean any notes evidencing the Term Loans, Revolving Loans or Swingline Loans, in each case issued pursuant to Section 2.04(e), if any, substantially in the form of Exhibit I-1, I-2 or I-3, respectively.

“Obligations” shall mean (a) all obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrower and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“OFAC” shall have the meaning assigned to such term in Section 3.22.

“Officers’ Certificate” shall mean a certificate executed by (i) the chairman of the Board of Directors (if an officer), the chief executive officer or the president or (ii) one of the Financial Officers, each in his or her official (and not individual) capacity.

“OIG” means the Office of Inspector General of HHS and any successor thereof.

“Order” shall mean any judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation or deed of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association (or similar constitutive documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constitutive documents) of such person (and, where applicable, the equityholders or shareholders registry of such person), (iv) in the case of any general partnership, the partnership agreement (or similar constitutive document) of such person, (v) in any other case, the functional equivalent of the foregoing, and (vi) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such person.

“Other List” shall have the meaning assigned to such term in Section 6.21.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges (including fees and expenses to the extent incurred with respect to any such taxes or charges) or similar levies (including interest, fines, penalties and additions with respect to any of the foregoing) arising from any payment made or required to be made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” shall have the meaning assigned to such term in Section 11.04(e).

“Participant Register” shall have the meaning assigned to such term in Section 11.04(e).

“Patriot Act” shall have the meaning assigned to such term in Section 3.22(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” shall mean any Employee Benefit Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or any of its ERISA Affiliates or with respect to which any Company could incur liability (including under Section 4069 of ERISA).

“Perfection Certificate” shall mean a perfection certificate in the form of Exhibit J-1 or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a perfection certificate supplement in the form of Exhibit J-2 or any other form approved by the Collateral Agent.

“Permit” shall mean collectively all licenses, leases, powers, permits, franchises, certificates, authorizations, approvals, certificates of need, provider numbers and similar rights.

“Permitted Collateral Liens” shall mean (a) in the case of Collateral other than Mortgaged Property, Permitted Liens and (b) in the case of Mortgaged Property, the Liens described in clauses (a), (b), (d), (e), (g) and (l) of Section 6.02; provided, however, on the Closing Date or upon the date of delivery of each additional Mortgage under Section 5.11 or 5.12, Permitted Collateral Liens shall mean only those Liens that are (i) identified on a schedule to the applicable Mortgage, (ii) excepted as being prior to the Lien of such Mortgage as set forth in the title insurance policy (or commitment) relating to such Mortgaged Property issued by the applicable Title Company and (iii) otherwise Permitted Liens.

“Permitted Hedging Agreement” shall mean any Hedging Agreement to the extent constituting a swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates or currency exchange rates, either generally or under specific contingencies, in each case entered into in the ordinary course of business and not for speculative purposes or taking a “market view.”

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“person” shall mean any natural person, corporation, business trust, joint venture, trust, association, company (whether limited in liability or otherwise), partnership (whether limited in liability or otherwise) or Governmental Authority, or any other entity, in any case, whether acting in a personal, fiduciary or other capacity.

“PHC-Michigan” shall mean PHC of Michigan, Inc., a Massachusetts corporation.

“PHC-Utah” shall mean PHC of Utah, Inc., a Massachusetts corporation

“Platform” shall have the meaning assigned to such term in Section 11.01(d).

“Pledgor” shall mean each Company listed on Schedule 1.01(c), and each other Subsidiary of any Loan Party that is or becomes a party to this Agreement (in its capacity as a Subsidiary Guarantor) and the Security Documents pursuant to Section 5.11.

“Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date.

“Preferred Stock Issuance” shall mean the issuance or sale by any Company of any Preferred Stock after the Closing Date.

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant hereunder, compliance with such covenant or test after giving effect to (a) the Acquisition, or (b) any Asset Sale, as if the Acquisition or Asset Sale, and all other Asset Sales consummated during the applicable period, and any Indebtedness or other liabilities incurred in connection with the Acquisition or Asset Sales had been consummated and incurred at the beginning of such period.  For purposes of this definition, if any Indebtedness to be so incurred bears interest at a floating rate and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of incurrence had been the applicable rate for the entire period (taking into account any applicable interest rate Hedging Agreements).

“Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the total Revolving Commitments of all Revolving Lenders represented by such Lender’s Revolving Commitment.

“Projections” shall have the meaning assigned to such term in Section 3.04(c).

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property, cash, securities, accounts, revenues and contract rights.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any fixed or capital assets (including Equity Interests of any person owning fixed or capital assets) or the cost of installation, construction or improvement of any fixed or capital assets.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, fee, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinancing” shall have the meaning assigned to such term in Section 4.01(d)(5).

“Register” shall have the meaning assigned to such term in Section 11.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” shall mean Borrower’s obligations under Section 2.18(e) to reimburse LC Disbursements.

“Related Person” shall mean, with respect to any person, (a) each Affiliate of such person and each of the officers, directors, partners, trustees, employees, affiliates, shareholders, Advisors, agents, attorneys-in-fact and Controlling persons of each of the foregoing, and (b) if such person is an Agent, each other person designated, nominated or otherwise mandated by or assisting such Agent pursuant to Section 10.05 or any comparable provision of any Loan Document.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Materials in, into, onto, from or through the Environment or any Real Property.

“Required Lenders” shall mean, at any date of determination, Lenders having Loans, LC Exposure and unused Revolving and Term Loan Commitments representing more than 50% of the sum of all Loans outstanding, LC Exposure and unused Revolving and Term Loan Commitments at such time.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(25) or any other applicable Environmental Law, or (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, remediate, contain, assess, abate, monitor or in any other way address any Hazardous Materials at, in, on, under or from any Real Property, or otherwise in the Environment, (ii) prevent, stop, control or minimize the Release or threat of Release, or minimize the further Release, of any Hazardous Material, or (iii) perform studies, investigations, maintenance or monitoring in connection with, following, or as a precondition to or to determine the necessity of, the actions set forth in clause (i) or (ii) above.

“Restricted Indebtedness” shall mean Indebtedness of any Company, the payment, prepayment, repurchase, defeasance or acquisition for value of which is restricted under Section 6.11.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with significant responsibility for the administration of the obligations of such person in respect of this Agreement.

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of (i) the Business Day preceding the Revolving Maturity Date and (ii) the date of termination of the Revolving Commitments.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth on Annex II or on Schedule 1 to the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04.  The aggregate principal amount of the Lenders’ Revolving Commitments on the Closing Date is $3,000,000.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Lender” shall mean a Lender with a Revolving Commitment.

“Revolving Loan” shall mean a Loan made by the Lenders to Borrower pursuant to Section 2.01(b).  Each Revolving Loan shall either be an ABR Revolving Loan or a Eurodollar Revolving Loan.

“Revolving Maturity Date” shall mean July 1, 2014, the date which is three years after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter.

“Sale and Leaseback Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SDN List” shall have the meaning assigned to such term in Section 6.21.

“Secured Obligations” shall mean (a) the Obligations , (b) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties under each Permitted Hedging Agreement intended to protect against fluctuations in interest rates entered into with any counterparty that is a Secured Party and (c) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties in respect of overdrafts and related liabilities owed to any Secured Party arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds.

“Secured Parties” shall mean, collectively:

(a) with respect to the Obligations, the Administrative Agent, the Collateral Agent, each other Agent and the Lenders;

(b) with respect to obligations under Permitted Hedging Agreements intended to protect against fluctuations in interest rates, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders and each counterparty to a Permitted Hedging Agreement relating to the Loans if (i) at the date of entering into such Hedging Agreement such counterparty was an Agent, a Lender or an Affiliate of an Agent or Lender, and (ii) such counterparty executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such counterparty (x) appoints the Administrative Agent and the Collateral Agent as its agents under the applicable Loan Documents and (y) agrees to be bound by the provisions of Sections 10.03, 11.03 and 11.09 as if it were a Lender; and

(c) with respect to overdrafts and related liabilities arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds, the Administrative Agent, the Collateral Agent, each other Agent, each Lender, and each Affiliate of an Agent or Lender that, in each case, provides treasury, depositary and/or cash management services to a Loan Party; provided that such Affiliate executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such Affiliate (x) appoints the Administrative Agent and the Collateral Agent as its agents under the applicable Loan Documents and (y) agrees to be bound by the provisions of Sections 10.03, 11.03 and 11.09 as if it were a Lender.

“Securities Act” shall mean the Securities Act of 1933.

“Securities Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit K among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties, as the same may be supplemented from time to time by one or more Joinder Agreements.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreement delivered on the Closing Date or thereafter pursuant to Section 5.11.

“Security Documents” shall mean the Security Agreement, the Mortgages, each Control Agreement and each other security document or pledge agreement delivered in accordance with applicable local or foreign Legal Requirements to grant a valid, enforceable, perfected security interest (with the priority required under the Loan Documents) in any property as collateral for the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, any Mortgage, any Control Agreement or any other such security document or pledge agreement to be filed or registered with respect to the security interests in property created pursuant to the Security Agreement, any Mortgage, any Control Agreement and any other document or instrument utilized to pledge any property as collateral for the Secured Obligations.

“Seller” shall have the meaning assigned to such term in the first recital hereto.

“Social Security Act” means the Social Security Act of 1965 as set forth in Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.

“SPC” shall have the meaning assigned to such term in Section 11.04(h).

“Standby Letter of Credit” shall mean any standby letter of credit or similar instrument (but not a commercial letter of credit) issued pursuant to this Agreement in the ordinary course of Borrower’s and its Wholly Owned Subsidiaries’ businesses to support (i) obligations of Borrower or any of its Wholly Owned Subsidiaries with respect to workers compensation, surety bonds and other similar statutory obligations and (ii) such other obligations of Borrower or any of its Wholly Subsidiaries as are reasonably acceptable to the Issuing Lender and otherwise permitted to exist pursuant to the terms of this Agreement (other than obligations in respect of (x) any other Indebtedness or other obligations that are subordinated in right of payment to the Obligations and (y) any Equity Interests).

“Statutory Reserves” shall mean, for any day during any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained, during such Interest Period under regulations issued from time to time (including Regulation D) (the “Reserve Regulations”) by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)).  Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under the Reserve Regulations.

“Subordinated Indebtedness” shall mean Indebtedness of any Company that is subordinated in right of payment to all or any portion of the Secured Obligations, and that is subject to terms, conditions and documentation that is satisfactory to the Required Lenders in their respective sole and absolute discretion.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.  Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(b), and each other Subsidiary of any Loan Party that is or becomes a party to this Agreement and the Security Documents pursuant to Section 5.11.

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of applicable Legal Requirements or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 4.01(o)(iii) or (b) otherwise reasonably acceptable to the Collateral Agent.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.17, as the same may be reduced from time to time pursuant to Section 2.07 provided that at no time shall the Swingline Commitment exceed the Revolving Commitment.  The aggregate principal amount of the Swingline Commitment shall be $1,000,000 on the Closing Date

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans.  The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.17.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Synthetic Lease” shall mean, as to any person, (a) any lease (including leases that may be terminated by the lessee at any time) of any property (i) that is accounted for as an operating lease under GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor or (b) (i) a synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property (including a Sale and Leaseback Transaction), in each case under this clause (b), creating obligations that do not appear on the balance sheet of such person but which, upon the application of any Insolvency Laws to such person, would be characterized as the indebtedness of such person (without regard to accounting treatment).

“Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which any Company is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than a Company of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness.

“Tax Returns” shall mean all returns, statements, filings, attachments and other documents or certifications filed or required to be filed in respect of Taxes.

“Taxes” shall mean (i) any and all present or future taxes, duties, levies, imposts, assessments, fees, deductions, withholdings or other similar charges, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions with respect to any of the foregoing) with respect to the foregoing, and (ii) any transferee, successor, joint and several, contractual or other liability (including liability pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. law)) in respect of any item described in clause (i).

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder in the amount set forth on Annex II to this Agreement or on Schedule 1 to the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04.  The aggregate principal amount of the Lenders’ Term Loan Commitments on the Closing Date is $23,500,000.

“Term Loan Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Maturity Date” shall mean July 1, 2014, the date which is three years after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter.

“Term Loan Repayment Date” shall have the meaning assigned to such term in Section 2.09(a).

“Term Loans” shall mean the term loans made by the Lenders to Borrower pursuant to Section 2.01(a).  Each Term Loan shall be either an ABR Term Loan or a Eurodollar Term Loan.

“Test Period” shall mean, at any time, the four consecutive fiscal quarters of Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 5.01(a) or (b).

“Three Month Period” shall mean the three most recent calendar months then ended (taken as one accounting  period).

“Title Company” shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” shall have the meaning assigned to such term in Section 4.01(o)(iii).

“Total Leverage Ratio” shall mean, at any date of determination, the ratio of (i) Consolidated Indebtedness on such date to (ii) Consolidated EBITDA for the Test Period then most recently ended.

“Transaction Documents” shall mean the Acquisition Documents and the Loan Documents.

“Transactions” shall mean, collectively, (a) the consummation of the Acquisition, (b) the execution, delivery and performance of the Loan Documents and the initial Credit Extensions hereunder, (c) the Refinancing, (d) the other transactions to occur pursuant to, or contemplated by, the Transaction Documents, and (e) the payment of all fees, costs and expenses to be paid on or prior to the Closing Date owing in connection with the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“TRICARE” means the United States Department of Defense health care program for service families (including TRICARE Prime, TRICARE Extra and TRICARE Standard), and any successor or predecessor thereof.

“Type” shall mean, when used in reference to any Loan or Borrowing, a reference to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined on the basis of Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the actuarial assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” shall mean the United States of America.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Wholly Owned Subsidiary” shall mean, with respect to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares to the extent required under applicable Legal Requirements) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest (other than directors’ qualifying shares to the extent required under applicable Legal Requirements) at such time.

Section 1.02 Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing,” “Borrowing of Term Loans”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03 Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The phrase “Material Adverse Effect” shall be deemed to be followed by the phrase “, individually or in the aggregate”.  The words “asset” and “property” shall be construed to have the same meaning and effect.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in any Loan Document), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless otherwise indicated and (e) any reference to any law or regulation shall (i) include all statutory and regulatory provisions consolidating, amending, replacing or interpreting or supplementing such law or regulation, and (ii) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.  This Section 1.03 shall apply, mutatis mutandis, to all Loan Documents.

Section 1.04 Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof.  If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Loan Document, and Borrower or the Required Lenders shall so request, the Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to approval by the Required Lenders and Borrower); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and Borrower shall provide to the Administrative Agent and the Lenders within five days after delivery of each certificate or financial report required hereunder that is affected thereby a written statement of a Financial Officer of Borrower setting forth in reasonable detail the differences (including any differences that would affect any calculations relating to the financial covenants as set forth in Section 6.10) that would have resulted if such financial statements had been prepared without giving effect to such change.

Section 1.05 Pro Forma Calculations.  With respect to any applicable period during which the Acquisition or Asset Sale occurs as permitted pursuant to the terms hereof, the financial covenants set forth in Section 6.10 shall be calculated with respect to such period and the Acquisition or Asset Sale on a Pro Forma Basis.

Section 1.06 Rounding.  Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.07 Resolution of Drafting Ambiguities.  Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof or thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II

THE CREDITS

Section 2.01 Commitments.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly:

(a) to make a Term Loan to Borrower on the Closing Date in the principal amount equal to its Term Loan Commitment; and

(b) to make Revolving Loans to Borrower, at any time and from time to time on or after the Closing Date until the earlier of the Revolving Maturity Date and the termination of the Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment.

Amounts paid or prepaid in respect of Term Loans may not be reborrowed.  Within the limits set forth in clause (b) above and subject to the terms, conditions and limitations set forth herein, Borrower may borrow, pay or prepay and reborrow Revolving Loans.

The Term Loans shall be funded by each Term Loan Lender to Borrower on the Closing Date at a discount in the amount separately agreed to in writing.

Section 2.02 Loans.  (a)  Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  Except for Loans deemed made pursuant to Section 2.18(e)(ii), (x) any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than $250,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03.  Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Lender to make such Loan and Borrower to repay such Loan in accordance with the terms of this Agreement.  Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any one time.  For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans made pursuant to Section 2.18(e)(ii), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate from time to time not later than 10:00 a.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the applicable Borrowing Request maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders within two Business Days.

(d) Unless the Administrative Agent shall have received written notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(c), and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount.  If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation, and (ii) in the case of Borrower, the interest rate applicable at the time to ABR Loans.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.

(e) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or the Term Loan Maturity Date, as applicable.

Section 2.03 Borrowing Procedure.  To request a Revolving Borrowing or Term Borrowing, Borrower shall deliver, by hand delivery or facsimile (or transmit by other electronic transmission, in accordance with Section 11.01(b)), a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 9:00 a.m., New York City time, on the date of the proposed Borrowing.  Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a) whether the requested Borrowing is to be a Borrowing of Revolving Loans or Term Loans;

(b) the aggregate amount of such Borrowing;

(c) the date of such Borrowing, which shall be a Business Day;

(d) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(e) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto;

(f) the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c); and

(g) that the conditions set forth in Sections 4.02(b)-(d) are satisfied as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Notwithstanding anything to the contrary, no Eurodollar Borrowings may be requested or made prior to the date that is three Business Days after the Closing Date.  Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Evidence of Debt; Repayment of Loans.  (a) Borrower hereby unconditionally promises to pay to (i) the Administrative Agent for the account of each Term Loan Lender, the principal amount of each Term Loan of such Term Loan Lender as provided in Section 2.09, (ii) the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Revolving Lender on the Revolving Maturity Date and (iii) the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month (or, if such date is not a Business Day, on the next succeeding Business Day) and is at least two Business Days after such Swingline Loan is made; provided that, on each date that a Revolving Borrowing is made, Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to Sections 2.04(b) and (c) shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower and the other Loan Parties to pay and perform the Obligations in accordance with the Loan Documents.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such entries, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(e) Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, Borrower shall promptly (and, in all events, within five Business Days of receipt of such request) prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit I-1, I-2 or I-3, as the case may be.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.05 Fees.

(a) Commitment Fee.  Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (a “Commitment Fee”) equal to 0.75% per annum of the average daily unused amount of each Revolving Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Revolving Commitment terminates.  Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and (B) on the date on which such Commitment terminates.  Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing Commitment Fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) Administrative Agent Fees.  Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon in writing between Borrower and the Administrative Agent (the “Administrative Agent Fees”).

(c) LC and Fronting Fees.  Borrower agrees to pay to (i) the Administrative Agent for the account of each Revolving Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Margin from time to time used to determine the interest rate on Eurodollar Revolving Loans pursuant to Section 2.06 on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to, but excluding the later of, the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.25% per annum (or such lesser rate per annum as the Issuing Bank may from time to time agree) on the average daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) on the date on which the Revolving Commitments terminate.  Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this Section 2.05(c) shall be payable within five Business Days after demand therefor.  All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) Other Fees.  Borrower agrees to pay the Agents, for their own account, fees payable in the amounts and at the times separately agreed upon between Borrower and the applicable Agents.

(e) Payment of Fees.  All Fees shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Borrower shall pay (i) the Fronting Fees directly to the Issuing Bank, and (ii) the Fees provided under Section 2.05(d) directly to the Agents.  Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06 Interest on Loans.  (a) Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Notwithstanding the foregoing, during an Event of Default, all Obligations shall bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in Sections 2.06(a) and (b) or (ii) in the case of any other Obligation, 2.0% plus the rate applicable to ABR Revolving Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) (including interest on past due interest) and all interest accrued but unpaid on or after the Revolving Maturity Date or the Term Loan Maturity Date, as applicable, shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or a Swingline Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day); provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.14, bear interest for one day.  The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any Insolvency Proceeding.

Section 2.07 Termination and Reduction of Commitments.  (a) The Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date.  The Revolving Commitments, the Swingline Commitment and the LC Commitment shall automatically terminate on the Revolving Maturity Date.

(b) At its option, Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $250,000 and not less than $250,000 and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the aggregate amount of Revolving Exposures would exceed the aggregate amount of Revolving Commitments.

(c) Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 2.07(b) at least five Business Days prior to the effective date of such termination or reduction (which effective date shall be a Business Day), specifying such election and the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by Borrower pursuant to this Section 2.07 shall be irrevocable.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.08 Interest Elections.  (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08.  Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  Notwithstanding anything to the contrary, (i) Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any one time, and (ii) Borrower shall not be entitled to request any conversion of an ABR Borrowing to a Eurodollar Borrowing prior to the date that is three Business Days after the Closing Date.  This Section 2.08 shall not apply to Borrowings of Swingline Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.08, Borrower shall deliver, by hand delivery or facsimile, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting a Revolving Borrowing or Term Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each Interest Election Request shall be irrevocable.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09 Amortization of Term Borrowings.  (a) Borrower shall pay to the Administrative Agent, for the account of the Term Loan Lenders, on the dates set forth on Annex I, or if any such date is not a Business Day, on the immediately preceding Business Day (each such date, a “Term Loan Repayment Date”), a principal amount of the Term Loans equal to the amount set forth on Annex I for such date (as adjusted from time to time pursuant to Section 2.10(h)), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) To the extent not previously irrevocably paid in full in cash, all Term Loans shall be due and payable on the Term Loan Maturity Date.

Section 2.10 Optional and Mandatory Prepayments of Loans.  (a) Optional Prepayments.  Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10; provided that each partial prepayment shall be in an amount that is an integral multiple of $100,000 and not less than $250,000.

(b) Revolving Loan Prepayments.  (i) In the event of the termination of all the Revolving Commitments, Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Borrowings and all outstanding Swingline Loans and either (A) replace all outstanding Letters of Credit or (B) cash collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i).

(ii) In the event of any partial reduction of the Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrower and the Revolving Lenders of the sum of the Revolving Exposures after giving effect thereto and (y) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then Borrower shall, on the date of such reduction, first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i) in an aggregate amount sufficient to eliminate such excess.

(iii) In the event that the sum of all Lenders’ Revolving Exposures exceeds the Revolving Commitments then in effect, Borrower shall, without notice or demand, immediately first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings, and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i) in an aggregate amount sufficient to eliminate such excess.

(iv) In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, Borrower shall, without notice or demand, immediately replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i) in an aggregate amount sufficient to eliminate such excess.

(c) Asset Sales.  Not later than one Business Day following the receipt of any Net Cash Proceeds of any Asset Sale by any Company, Borrower shall apply 100% of such Net Cash Proceeds to make prepayments in accordance with Section 2.10(i); provided that:

(i) so long as no Default shall then exist or would arise therefrom and the aggregate of such Net Cash Proceeds of Asset Sales shall not exceed $100,000 in any fiscal year of Borrower, such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are reasonably expected to be reinvested in fixed or capital assets of any Loan Party within 180 days following the date of such Asset Sale (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided that, if the property subject to such Asset Sale constituted Collateral, then all property purchased or otherwise acquired with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the first priority perfected Lien (subject to Permitted Liens) of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12; and

(ii) if all or any portion of such Net Cash Proceeds is not so reinvested within such 180-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(c).

(d) Debt Issuance or Preferred Stock Issuance.  Not later than one Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance or Preferred Stock Issuance by any Company, Borrower shall make prepayments in accordance with Section 2.10(i) in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

(e) Equity Issuance.  Not later than one Business Day following the receipt of any Net Cash Proceeds of any Equity Issuance, Borrower shall make prepayments in accordance with Section 2.10(i) in an aggregate principal amount equal to 100% of such Net Cash Proceeds; provided that this clause (e) shall not apply to (x) the Net Cash Proceeds of any and all Equity Issuances in an amount not to exceed $25,000 for each such Equity Issuance or $150,000 in the aggregate for all such Equity Issuances over the term of this Agreement or (y) the Net Cash Proceeds of Equity Issuances that are applied to pay any fees or payments required to be paid by Borrower in connection with any termination of the Merger Agreement.

(f) Extraordinary Receipts.  Not later than one Business Day following the receipt of any Net Cash Proceeds from an Extraordinary Receipts by any Company, Borrower shall apply an amount equal to 100% of such Net Cash Proceeds to make prepayments in accordance with Section 2.10(i).

(g) Casualty Events.  Not later than one Business Day following the receipt of any Net Cash Proceeds from a Casualty Event by any Company, Borrower shall apply an amount equal to 100% of such Net Cash Proceeds to make prepayments in accordance with Section 2.10(i); provided that:

(i) so long as no Default shall then exist or arise therefrom, (A) the first $250,000 of such Net Cash Proceeds shall not be required to be so applied on such date to the extent the Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such proceeds are reasonably expected to be used, and (B) in the event that such Net Cash Proceeds exceed $250,000, the portion of the Net Cash Proceeds that exceed $250,000 also  shall not be required to be so applied on such date to the extent the Administrative Agent has elected by notice to Borrower on or prior to such date to require such proceeds to be used, in each case, to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid or to reinvest in fixed or capital assets of any Loan Party, no later than 180 days following the date of receipt of such proceeds (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided that if the property subject to such Casualty Event constituted Collateral, then all property purchased or otherwise acquired with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the first priority perfected Lien (subject to Permitted Liens) of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12; and

(ii) if all or any portion of such Net Cash Proceeds shall not be so applied within such 180-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(g).

(h) Excess Cash Flow.  No later than the earlier of (i) 90 days after the end of each Excess Cash Flow Period and (ii) the date on which the financial statements with respect to such fiscal year in which such Excess Cash Flow Period occurs are delivered pursuant to Section 5.01(a), Borrower shall make prepayments in accordance with Section 2.10(i) in an aggregate principal amount equal to 75% of Excess Cash Flow for the Excess Cash Flow Period then ended.

(i) Application of Prepayments.

(i) Prior to any optional prepayment hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(i)(iii), subject to the provisions of this Section 2.10(i)(i).  Any prepayments of Term Loans pursuant to Section 2.10 (a), (c)-(h) shall be applied (x) first to reduce scheduled payments required under Section 2.09(a) on a pro rata basis among the payments remaining to be made on each Term Loan Repayment Date, and (y) second to the extent there are prepayment amounts remaining after the application of such prepayments under clause first, such excess amounts shall be applied to the prepayment of outstanding Revolving Loans (but without any corresponding reduction in Revolving Commitments unless an Event of Default has occurred and is continuing) and Borrower shall comply with Section 2.10(b).  All prepayments shall be applied without premium or penalty.

(ii) Amounts to be applied pursuant to this Section 2.10 to the prepayment of Term Loans and Revolving Loans shall be applied, as applicable, first to reduce outstanding ABR Term Loans and ABR Revolving Loans, respectively.  Any amounts remaining after each such application shall be applied to prepay Eurodollar Term Loans or Eurodollar Revolving Loans, as applicable.

(iii) Notice of Prepayment.  Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment and (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment.  Each such notice shall be irrevocable.  Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment.  Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof.  Such notice to the Lenders may be by electronic communication.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

Section 2.11 Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b) the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.12 Increased Costs; Change in Legality.  (a)  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against property of, deposits with or for the account of, or credit extended by or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject a Lender, the Issuing Bank or the Administrative Agent to any Taxes on its respective Loans, Loan principal, Letters of Credit, Commitments or other obligations, as applicable, or its respective deposits, reserves, other liabilities or capital attributable thereto (except for any Indemnified Taxes or Other Taxes covered by Section 2.15 and the imposition of, or any charge in the rate of, any Excluded Tax payable by such Person).

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.  The protection of this Section 2.12 shall be available to each Lender and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

(b) If any Lender or the Issuing Bank determines (in good faith, but in its sole absolute discretion) that any Change in Law regarding Capital Requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Sections 2.12(a) or (b) shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error.  Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within three Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation.

(e) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness (as determined in good faith by such Lender)) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Loan (or to convert an ABR Loan to a Eurodollar Loan or to continue a Eurodollar Loan for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn by such Lender by written notice to Borrower and to the Administrative Agent; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in Section 2.12(f).

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(f) For purposes of Section 2.12(e), a notice to Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by Borrower.

Section 2.13 Breakage Payments.  In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16, then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate plus the Applicable Margin (together with any interest payable at the Default Rate, if then applicable) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the Eurodollar market.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within three Business Days after receipt thereof.

Section 2.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a) Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 2.12, 2.13 or 2.15, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 520 Madison Avenue, New York, New York 10022 Attn: PHC, Inc. Account Manager, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.15 and 11.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim (including pursuant to Section 11.08) or otherwise (including by exercise of its rights under the Security Documents), obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.14(c) shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to any Company or any Affiliates thereof (as to which the provisions of this Section 2.14(c) shall apply).  Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.  If under applicable Insolvency Law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(c) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(c) to share in the benefits of the recovery of such secured claim.

(d) Unless the Administrative Agent shall have received written notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.14(d), 2.17(d), 2.18(d), 2.18(e) or 11.03(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.15 Taxes.  (a) Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made without setoff, counterclaim or other defense and free and clear of and without deduction, reduction or withholding for any and all Indemnified Taxes or Other Taxes; provided that if Borrower shall be required by applicable Legal Requirements to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions, reductions or withholdings applicable to additional sums payable under this Section 2.15) the Administrative Agent, any Lender or the Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions, reductions or withholdings been made, (ii) Borrower shall make such deductions, reductions or withholdings and (iii) Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(b) In addition, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(c) Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within five Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or the Issuing Bank (in each case, with a copy delivered concurrently to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes and in any event within 30 days following any such payment being due, by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence that such payment was made reasonably satisfactory to the Administrative Agent.  If Borrower fails to pay any Indemnified Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent the required receipts or other documentary evidence, Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank for any incremental Taxes or expenses that may become payable by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, as a result of any such failure.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  Each Foreign Lender shall (i) furnish either (a) two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8BEN (or successor form) or (b) two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8ECI (or successor form), certifying, in either case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all interest payments hereunder, and (ii) to the extent it may lawfully do so at such times, upon reasonable request by Borrower or the Administrative Agent, provide a new Form W-8BEN (or successor form) or Form W-8ECI (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder; provided that any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code shall also furnish a “Non-Bank Certificate” in the form of Exhibit L if it is furnishing a Form W-8BEN.

(f) If the Administrative Agent or a Lender (or an assignee) determines in its reasonable discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.15 with respect to the Indemnified Taxes or the Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or assignee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that if the Administrative Agent or such Lender (or assignee) is required to repay all or a portion of such refund to the relevant Governmental Authority, Borrower, upon the request of the Administrative Agent or such Lender (or assignee), shall repay the amount paid over to Borrower that is required to be repaid (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or assignee) within three Business Days after receipt of written notice that the Administrative Agent or such Lender (or assignee) is required to repay such refund (or a portion thereof) to such Governmental Authority.  Nothing contained in this Section 2.15(f) shall require the Administrative Agent or any Lender (or assignee) to make available its Tax Returns or any other information which it deems confidential or privileged to Borrower or any other person.  Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender (or assignee) be required to pay any amount to Borrower the payment of which would place the Administrative Agent or such Lender (or assignee) in a less favorable net after-tax position than the Administrative Agent or such Lender (or assignee) would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

(g) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for the purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) Each Lender shall severally indemnify the Administrative Agent for any Indemnified Taxes, Other Taxes and Excluded Taxes (but, in the case of Indemnified Taxes and Other Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes, Other Taxes or Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this clause (h) shall be paid within ten (10) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Indemnified Taxes, Other Taxes or Excluded Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

Section 2.16 Mitigation Obligations; Replacement of Lenders.  (a)  Mitigation of Obligations.  If any Lender requests compensation under Section 2.12(a) or (b), or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce materially amounts payable pursuant to Section 2.12(a), 2.12(b) or 2.15, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense, (iii) would not require such Lender to take any action inconsistent with its internal policies or legal or regulatory restrictions, and (iv) would not otherwise be disadvantageous to such Lender.  Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.  A certificate setting forth such costs and expenses submitted by such Lender to the Administrative Agent shall be conclusive absent manifest error.

(b) Replacement of Lenders.  In the event (i) any Lender or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.12(a) or (b), (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.12(e), (iii) Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.15, (iv) any Lender fails to consent to any amendment, waiver or other modification of any Loan Document requested by Borrower that requires the consent of 100% of the Lenders or 100% of all affected Lenders and, which, in each case, has been consented to by all other Lenders or all other affected Lenders, as the case may be, and, in all events has been consented to by the Required Lenders or (v) any Lender or the Issuing Bank defaults in its obligations to make Loans or issue Letters of Credit, as the case may be, or other extensions of credit hereunder, Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 11.04(b)), upon notice to such Lender or the Issuing Bank and the Administrative Agent, require such Lender or the Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all of its interests, rights and obligations under this Agreement to an assignee which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (w) no Default shall have occurred and be continuing, (x) such assignment shall not conflict with any applicable Legal Requirement, (y) Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the prior written consent of the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld or delayed, and (z) Borrower or such assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest and any prepayment premium or penalty (if any) accrued to the date of such payment on the outstanding Loans or LC Disbursements of such Lender or the Issuing Bank, respectively, affected by such assignment plus all Fees and other amounts owing to or accrued for the account of such Lender or such Issuing Bank hereunder (including any amounts under Sections 2.12 and 2.13); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or the Issuing Bank’s claim for compensation under Section 2.12(a) or (b) or notice under Section 2.12(e) or the amounts paid pursuant to Section 2.15, as the case may be, cease to cause such Lender or the Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.12(e), or cease to result in amounts being payable under Section 2.15, as the case may be (including as a result of any action taken by such Lender or the Issuing Bank pursuant to Section 2.16(a)), or if such Lender or the Issuing Bank shall waive its right to claim further compensation under Section 2.12(a) or (b) in respect of such circumstances or event or shall withdraw its notice under Section 2.12(e) or shall waive its right to further payments under Section 2.15 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or the Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder.  Each Lender and the Issuing Bank hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender and the Issuing Bank as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s or the Issuing Bank’s interests hereunder in the circumstances contemplated by this Section 2.16(b).

(c) Defaulting Lenders.  Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then (i) during any Default Period (as defined below) with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender,” and the amount of such Defaulting Lender’s Revolving Commitment and Revolving Loans and/or Term Loan Commitments and Term Loans shall be excluded for purposes of voting, and the calculation of voting, on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents; (ii) to the extent permitted by applicable Legal Requirements, until such time as the Default Excess (as defined below) with respect to such Defaulting Lender shall have been reduced to zero, (A) any voluntary prepayment of the Loans pursuant to Section 2.10(a) shall, if Borrower so directs at the time of making such voluntary prepayment, be applied to the Loans and the Revolving Exposure of other Lenders in accordance with Section 2.10(a) as if such Defaulting Lender had no Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (B) any mandatory prepayment of the Loans pursuant to Section 2.10 shall, if Borrower so directs at the time of making such mandatory prepayment, be applied to the Loans and Revolving Exposure of other Lenders (but not to the Loans of such Defaulting Lender) in accordance with Section 2.10 as if such Defaulting Lender had funded all Defaulted Revolving Loans of such Defaulting Lender, it being understood and agreed that Borrower shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (B); (iii) the amount of such Defaulting Lender’s Revolving Commitment, Revolving Loans and LC Exposure shall be excluded for purposes of calculating the Commitment Fee payable to Revolving Lenders pursuant to Section 2.05(a) in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Commitment Fee pursuant to Section 2.05(a) with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; (iv) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then: (A) all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the Revolving Lenders that are not Defaulting Lenders in accordance with their respective Revolving Commitments but, in any case, only to the extent the sum of the Revolving Exposures of all Revolving Lenders that are not Defaulting Lenders does not exceed the total of the Revolving Commitments of all Revolving Lenders that are not Defaulting Lenders; (B) if the reallocation described in clause (A) above cannot, or can only partially, be effected (as reasonably determined by the Administrative Agent), Borrower shall within three Business Days following notice by the Administrative Agent (x) prepay such Swingline Exposure of such Defaulting Lender and (y) cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 2.18(i) for so long as such LC Exposure is outstanding; (C) if Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this paragraph (iv), Borrower shall not be required to pay any LC Participation Fee to such Defaulting Lender pursuant to Section 2.05(c) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized; (D) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this paragraph (iv), then the fees payable to the Lenders pursuant to Section 2.05 shall be adjusted in accordance with such non-Defaulting Lenders’ reallocated LC Exposure; and (E) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this paragraph (iv), then, without prejudice to any rights or remedies of the Issuing Banks or any Lender hereunder, all Commitment Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and LC Participation Fee payable under Section 2.05 with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Banks until such LC Exposure is cash collateralized and/or reallocated; (v) the Revolving Exposure of all Lenders as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Revolving Loans of such Defaulting Lender; and (vi) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by Borrower in accordance with paragraph (iv) of this Section 2.16(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with paragraph (iv)(A) of this Section 2.16(c) (and Defaulting Lenders shall not participate therein).  In the event that each of the Administrative Agent, the Issuing Banks and the Swingline Lender agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure, LC Exposure and Revolving Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Commitment.

For purposes of this Agreement, (i) “Funding Default” means, with respect to any Defaulting Lender, the occurrence of any of the events set forth in the definition of “Defaulting Lender,” (ii) “Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (a) the date on which all Commitments are cancelled or terminated and/or the Obligations and the Specified Hedging Agreement Obligations are declared or become immediately due and payable, (b) with respect any Funding Default (other than any such Funding Default arising pursuant to clause (e) of the definition of “Defaulting Lender”), the date on which (1) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms hereof or any combination thereof) and (2) such Defaulting Lender shall have delivered to Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations under this Agreement with respect to its Commitment(s), and (c) the date on which Borrower, the Administrative Agent and the Required Lenders waive all Funding Defaults of such Defaulting Lender in writing, and (iii) ”Default Excess” shall mean, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Percentage of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective defaulted Loans) over the aggregate outstanding principal amount of Loans of such Defaulting Lender.

No amount of the Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in Section 2.16(c), performance by Borrower of its obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified, as a result of any Funding Default or the operation of Section 2.16(c).  The rights and remedies against a Defaulting Lender under Section 2.16(c) are in addition to other rights and remedies that Borrower may have against such Defaulting Lender with respect to any Funding Default and that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

Section 2.17 Swingline Loans.  (a) Swingline Commitment.  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (and upon each such Borrowing of Swingline Loans, Borrower shall be deemed to represent and warrant that such Borrowing will not result in) (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment or (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance, in whole or in part, an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and reborrow Swingline Loans.

(b) Swingline Loans.  To request a Swingline Loan, Borrower shall deliver, by hand delivery or facsimile, a duly completed and executed Borrowing Request to the Administrative Agent and the Swingline Lender, not later than 10:00 a.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan.  Each Swingline Loan shall be an ABR Loan.  The Swingline Lender shall make each Swingline Loan available to Borrower by means of a credit to the general deposit account of Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.  Borrower shall not request a Swingline Loan if at the time of or immediately after giving effect to the Credit Extension contemplated by such request a Default has occurred and is continuing or would result therefrom.  Swingline Loans shall be made in minimum amounts of $250,000 and integral multiples of $100,000 above such amount.

(c) Prepayment.  Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon giving written notice to the Swingline Lender and the Administrative Agent before 12:00 p.m., New York City time, on the proposed date of repayment.

(d) Participations.  The Swingline Lender (i) may at any time in its discretion , and (ii) no less frequently than every five Business Days or as directed by the Administrative Agent from time to time on not less than one Business Day’s written notice to the Swingline Lender, shall by written notice given to the Administrative Agent (provided such notice requirements shall not apply if the Swingline Lender and the Administrative Agent are the same entity) not later than 11:00 a.m., New York City time, on the next succeeding Business Day following such notice require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this Section 2.17(d) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment).  Each Revolving Lender shall comply with its obligation under this Section 2.17(d) by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify Borrower of any participations in any Swingline Loan acquired by the Revolving Lenders pursuant to this Section 2.17(d), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from Borrower (or other party on behalf of Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent.  Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this Section 2.17(d), as their interests may appear.  The purchase of participations in a Swingline Loan pursuant to this Section 2.17(d) shall not relieve Borrower of any default in the payment thereof.

(e) Resignation or Removal of the Swingline Lender.  The Swingline Lender may resign as the Swingline Lender hereunder at any time upon at least 30 days’ prior written notice to the Lenders, the Administrative Agent and Borrower.  The Swingline Lender may be replaced at any time by written agreement among Borrower, the Administrative Agent and the successor Swingline Lender.  The Administrative Agent shall notify the Lenders of any such replacement of the Swingline Lender.  At the time any such resignation or replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Swingline Lender.  From and after the effective date of any such resignation or replacement, (i) the successor Swingline Lender shall have all the rights and obligations of the Swingline Lender under this Agreement with respect to Swingline Loans to be made by it thereafter and (ii) references herein and in the other Loan Documents to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require.  After the resignation or replacement of the Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to such resignation or replacement, but shall not be required to make additional Swingline Loans.  Notwithstanding anything to the contrary in this Section 2.17(e) or otherwise, the Swingline Lender may not resign until such time as a successor Swingline Lender has been appointed.

Section 2.18 Letters of Credit.  (a) General.  Subject to the terms and conditions set forth herein, Borrower may request the Issuing Bank, and the Issuing Bank agrees, to issue Letters of Credit for Borrower’s account or the account of a Wholly Owned Subsidiary of Borrower in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided that Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Wholly Owned Subsidiary).  The Issuing Bank shall have no obligation to issue, and Borrower shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, the LC Exposure would exceed the LC Commitment or the total Revolving Exposure would exceed the total Revolving Commitments.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Request for Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved in writing by the Issuing Bank) an LC Request to the Issuing Bank and the Administrative Agent not later than 11:00 a.m., New York City time, on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Bank).

A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(ii) the face amount thereof;

(iii) the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);

(iv) the name and address of the beneficiary thereof;

(v) whether the Letter of Credit is to be issued for its own account or for the account of one of its Wholly Owned Subsidiaries (provided that Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Wholly Owned Subsidiary);

(vi) the documents, if any, to be presented by such beneficiary in connection with any drawing thereunder;

(vii) the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and

(viii) such other matters as the Issuing Bank may require.

A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(i) the Letter of Credit to be amended, renewed or extended;

(ii) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);

(iii) the nature of the proposed amendment, renewal or extension; and

(iv) such other matters as the Issuing Bank may require.

If requested by the Issuing Bank, Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the LC Commitment, (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments and (iii) the conditions set forth in Article IV in respect of such issuance, amendment, renewal or extension shall have been satisfied.  Unless the Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $50,000.

(c) Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (x) the date which is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date; provided that this Section 2.18(c) shall not prevent any Issuing Bank from agreeing that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each (and, in any case, not to extend beyond the Letter of Credit Expiration Date) unless each such Issuing Bank elects not to extend for any such additional period.

(d) Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby irrevocably grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 2.18(e), or of any reimbursement payment required to be refunded to Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.18(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment).

(e) Reimbursement.

(i) If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 1:00 p.m., New York City time, on the date that such LC Disbursement is made if Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 1:00 p.m., New York City time, on the Business Day immediately following the day that Borrower receives such notice; provided that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with ABR Revolving Loans in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loans.

(ii) If Borrower fails to make such payment when due, or if the amount is not financed pursuant to the proviso to Section 2.18(e)(i), the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Revolving Lender’s Pro Rata Percentage thereof.  Each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 12:00 p.m., New York City time, on such date (or, if such Revolving Lender shall have received such notice later than 12:00 p.m., New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Revolving Lender’s Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Revolving Lender, and the Administrative Agent will promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders.  The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from Borrower pursuant to the above paragraph prior to the time that any Revolving Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from Borrower thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to the Issuing Bank, as appropriate.

(iii) If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, each of Borrower and such Revolving Lender severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of Borrower, the Default Rate and (ii) in the case of such Lender, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(f) Obligations Absolute.  The Reimbursement Obligation of Borrower as provided in Section 2.18(e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.18, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; (vi) any material adverse change in the condition (financial or otherwise), results of operations, assets, liabilities (contingent or otherwise), material agreements, properties, solvency, business, management, prospects or value of any Company; or (vii) any other fact, circumstance or event whatsoever.  None of the Agents, the Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing two sentences shall not be construed to excuse the Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential, exemplary, special, punitive or other indirect damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Legal Requirements) suffered by Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction) with respect to such a determination, the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly give written notice to the Administrative Agent and Borrower of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its Reimbursement Obligation to the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.18(e)).

(h) Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the Default Rate.  Interest accrued pursuant to this Section 2.18(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.18(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this Section 2.18(i), Borrower shall deposit in the LC Sub-Account, in the name of the Collateral Agent and for the benefit of the Revolving Lenders, an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in paragraph (g) or (h) of Article VIII.  Funds in the LC Sub-Account shall be applied by the Collateral Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of Borrower in accordance with Article IX.  If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest with respect to such amounts (to the extent not applied as aforesaid) shall, in accordance with Article IX, be returned to Borrower within ten Business Days after all Events of Default have been cured or waived.

(j) Additional Issuing Banks.  Borrower may, at any time and from time to time, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement, with the consent of each of the Administrative Agent (which consent shall not be unreasonably withheld), the Issuing Bank (which consent shall not be unreasonably withheld) and such Revolving Lender(s).  Any Revolving Lender designated as an issuing bank pursuant to this Section 2.18(j) shall be deemed (in addition to being a Revolving Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Revolving Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Lender in its capacity as Issuing Bank, as the context shall require.

(k) Resignation or Removal of the Issuing Bank.  The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior written notice to the Lenders, the Administrative Agent and Borrower.  The Issuing Bank may be replaced at any time by written agreement among Borrower, the Administrative Agent and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank.  At the time any such resignation or replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c).  From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such addition and all previous Issuing Banks, as the context shall require.  After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.  If at any time there is more than one Issuing Bank hereunder, Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(l) Other.  The Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(i) any Order of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Legal Requirement applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank deems material to it; or

(ii) the issuance of such Letter of Credit would violate one or more policies of general application of the Issuing Bank.

The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders (with references in this Article III to the Companies being references thereto after giving effect to the Transactions unless otherwise expressly stated) that:

Section 3.01 Organization; Powers; Licensing and Accreditation.

(a) Each Company (i) is duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority and has obtained and maintains in good standing all Permits from Governmental Authorities (including without limitation professional licenses, CLIA certifications, Medicare Provider Agreements and Medicaid Provider Agreements) necessary to carry on its business as now conducted and to own, lease and operate its Facilities and other property and (iii) is qualified, licensed and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify, be licensed or be in good standing could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  There is no existing default under any Organizational Document of any Company.

(b) Without limiting the foregoing,

(i) each of the Borrower and its Subsidiaries has, to the extent applicable: (A) obtained (or been duly assigned) all required certificates of need or determinations of need as required by the relevant state Governmental Authority for the acquisition, construction, expansion of, investment in or operation of its businesses and Facilities and other property as currently operated; (B) to the extent prudent and customary in the industry in which it is engaged, obtained and maintains accreditation from all generally recognized accrediting agencies; and (C) entered into and maintains in good standing its Medicare Provider Agreements and Medicaid Provider Agreements; and

(ii) To the knowledge of the Companies, each Contract Provider is duly licensed by each state, state agency, commission or other Governmental Authority having jurisdiction over the provision of such services by such Contract Provider in the locations where the Borrower and its Subsidiaries conduct business, to the extent such licensing is required to enable such Contract Provider to provide the professional services provided by such Contract Provider and otherwise as is necessary to enable the Borrower and its Subsidiaries to operate as currently operated and as contemplated to be operated.

Section 3.02 Authorization; Enforceability.  The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary corporate or other organizational action on the part of each such Loan Party.  This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 No Conflicts; No Default; Etc.  The Transactions (a) do not require any consent, exemption, authorization or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect or maintain the perfection or priority of the Liens created by the Security Documents and (iii) consents, approvals, exemptions, authorizations, registrations, filings, permits or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate or result in a default or require any consent or approval under (x) any indenture, instrument, agreement, or other document binding upon any Company or its property or to which any Company or its property is subject, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect or (y) any Organizational Document, (d) will not violate any Legal Requirement in any material respect, (e) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Security Documents and (f) do not result in a limitation on any Permits applicable to the business, operations, Facilities or other properties of any Company or adversely affect the ability of any Company to participate in any Medical Reimbursement Programs.  No Default or Event of Default has occurred and is continuing.

Section 3.04 Financial Statements; Projections.  (a) Borrower has heretofore delivered to the Lenders (i) the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Borrower (A) as of and for the fiscal years ended June 30, 2008, June 30, 2009 and June 30, 2010 audited by and accompanied by the unqualified opinion of BDO USA, LLP, independent public accountants, and (B) as of and for the twelve-month period ended March 31, 2011 and for the comparable period of the preceding fiscal year, in each case, certified by the chief financial officer of Borrower (and each of which has underwent a SAS 100 review) and (ii) the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business (A) as of and for the fiscal years ended December 31, 2009 and December 31, 2010, and (B) as of and for the three-month period ended March 31, 2011 and for the comparable period of the preceding fiscal year, in each case, certified by the chief financial officer of Borrower.  Such financial statements and all financial statements delivered pursuant to Sections 5.01(a), (b) and (c) have been prepared in accordance with GAAP consistently applied throughout the applicable period covered, respectively, thereby and present fairly the financial condition and results of operations and cash flows of Borrower and the Acquired Business, as the case may be, as of the dates and for the periods to which they relate (subject to normal year-end audit adjustments and the absence of footnotes).  Except as set forth in such financial statements, there are no material liabilities of any Company or the Acquired Business, as the case may be, of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

(b) Borrower has heretofore delivered to the Lenders Borrower’s unaudited pro forma consolidated balance sheet and statements of income and cash flows, pro forma EBITDA, for the fiscal year ended June 30, 2010, and as of and for the nine -month period ended March 31, 2011, in each case after giving effect to the Transactions as if they had occurred on such date in the case of the balance sheet and as of the beginning of all periods presented in the case of the statements of income and cash flows.  Such pro forma financial statements (A) have been prepared in good faith by the Loan Parties, based upon (i) the assumptions stated therein (which assumptions are believed by the Loan Parties on the date hereof and on the Closing Date to be reasonable), (ii) accounting principles consistent with the historical audited financial statements delivered pursuant to Section 3.04(a) above and (iii) the best information available to the Loan Parties as of the date of delivery thereof, (B) accurately reflect all adjustments required to be made to give effect to the Transactions, (C) have been prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) consistently applied throughout the applicable period covered, respectively, thereby, and (D) present fairly the pro forma consolidated financial position and results of operations of Borrower as of such date and for such periods, assuming that the Transactions had occurred at such dates.

(c) Borrower has heretofore delivered to the Lenders a business plan of the Borrower and its Subsidiaries and the forecasts of financial performance of Borrower and its Subsidiaries in each case for the fiscal years 2011 – 2016 (the “Projections”).  The business plan and Projections have been prepared in good faith by the Loan Parties and based upon (i) the assumptions stated therein (which assumptions are believed by the Loan Parties on the date hereof and the Closing Date to be reasonable), (ii) accounting principles consistent with the historical audited financial statements delivered pursuant to Section 3.04(a) above consistently applied throughout the fiscal years covered thereby, and (iii) the best information available to the Loan Parties as of the date hereof and the Closing Date.

(d) Since June 30, 2010, there has been no event, change, circumstance or occurrence that has had, or could reasonably be expected to result in, a Material Adverse Effect.

Section 3.05 Properties.  (a)  Each Company has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens and irregularities, deficiencies and defects in title except for Permitted Liens (or, in the case of Collateral, Permitted Collateral Liens) and minor irregularities, deficiencies and defects in title that, individually or in the aggregate, do not, and could not reasonably be expected to, interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose.  The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted), and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.

(b) Schedule 3.05(b) contains a true and complete list of each ownership and leasehold interest in Real Property (i) owned by any Company as of the Closing Date and describes the type of interest therein held by such Company and (ii) leased, subleased or otherwise occupied or utilized by any Company, as lessee, sublessee, franchisee or licensee, as of the Closing Date and describes the type of interest therein held by such Company and whether such lease, sublease or other instrument requires the consent of the landlord thereunder or other parties thereto to the Transactions.

(c) No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.04.

(d) Each Company owns or has rights to use all of its property and all rights with respect to any of the foregoing used in, necessary for or material to each Company’s business as currently conducted.  The use by each Company of its property and all such rights with respect to the foregoing do not infringe on the rights or other interests of any person, other than any infringement that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  No claim has been made and remains outstanding that any Company’s use of any of its property does or may violate the rights of any third party that, individually or in the aggregate, has had, or could reasonably be expected to result in, a Material Adverse Effect.  The Real Property is zoned in all material respects to permit the uses for which such Real Property is currently being used.  The present uses of the Real Property and the current operations of each Company’s business do not violate in any material respect any provision of any applicable building codes, subdivision regulations, fire regulations, health regulations or building and zoning by-laws.

(e) Except for exceptions to the following that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, there is no pending or threatened condemnation or eminent domain proceeding with respect to, or that could affect any of the Real Property of the Companies.

(f) Each parcel of Real Property is taxed as a separate tax lot and is currently being used in a manner that is consistent with and in compliance in all material respects with the property classification assigned to it for real estate tax assessment purposes.

Section 3.06 Intellectual Property.  (a)  Ownership; No Claims; Use of Intellectual Property; Protection of Trade Secrets.  Each Company owns or is licensed to use, free and clear of all Liens (other than Permitted Liens), all patents and patent applications, trademarks, trade names, service marks, copyrights, domain names and applications for registration thereof, and technology, trade secrets, proprietary information, inventions, know-how and processes, in each case necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim.  The use of such Intellectual Property by each Company does not infringe the rights of any person, except for such claims and infringements which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Except pursuant to licenses and other user agreements entered into by each Company in the ordinary course of business which, in the case of licenses and user agreements in existence on the Closing Date, are listed in Schedule 3.06(a), no Company has done anything to authorize or enable any other person to use any such Intellectual Property.  Each Company has taken commercially reasonable actions to protect the secrecy, confidentiality and value of all trade secrets used in such Company’s business.

(b) Patents; Registrations.  (i) On and as of the Closing Date, each Company owns and possesses the right to use all issued patents and pending patent applications, trademark, service mark and domain name registrations and pending applications, and copyright registrations and pending applications listed in Schedules 14(a), 14(b) and 14(c) to the Perfection Certificate, and (ii) all patents and registered trademarks, service marks, copyrights and domain names owned by each Company are valid, subsisting and in full force and effect.

(c) No Violations or Proceedings.  (i) There is no violation by others of any right of any Company with respect to any Intellectual Property, other than such violations that, individually or in the aggregate, could not reasonably be expected to materially adversely affect the value or utility of the Intellectual Property or any portion thereof material to the use and operation of the Collateral, (ii) no Company is infringing upon or misappropriating any copyright, patent, trademark, trade secret or other intellectual property right of any other person, (iii) no Company is in breach of, or in default under, any license of Intellectual Property by any other person, to such Company, except in any case where such breach or default, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (iv) no proceedings have been instituted or are pending against any Company or threatened, and no claim against any Company has been received by any Company, alleging any such infringement or misappropriation, except to the extent that such proceedings or claims, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d) No Impairment.  Neither the execution, delivery or performance of this Agreement and the other Loan Documents, nor the consummation of the Transactions and the other transactions contemplated hereby and thereby, will alter, impair or otherwise affect or require the consent, approval or other authorization of any other person in respect of any right of any Company in any Intellectual Property, except to the extent that such alteration, impairment, effect, consent, approval or other authorization, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) No Agreement or Order Materially Affecting Intellectual Property.  No Company is subject to any settlement, covenant not to sue or other instrument, agreement or other document, or any outstanding Order, which may materially affect the validity or enforceability or restrict in any manner such Company’s use, licensing or transfer of any of the Intellectual Property.

Section 3.07 Equity Interests and Subsidiaries.  (a)  Schedule 3.07(a) sets forth a list of (i) Borrower and each Subsidiary of Borrower and its jurisdiction of incorporation or organization as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the number of Equity Interests covered by all outstanding options, warrants, rights of conversion or purchase and similar rights on the Closing Date.  All Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of Borrower, are owned by Borrower, directly or indirectly, through Wholly Owned Subsidiaries.    Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by (or purporting to be pledged by) it under the Security Documents, free of any and all Liens, rights or claims of other persons, except the security interest created by the Security Documents and any Permitted Liens that arise by operation of applicable Legal Requirements and are not voluntarily granted, and, as of the Closing Date, there are no outstanding warrants, options or other rights (including derivatives) to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests (or any economic or voting interests therein) except as set forth on Schedule 3.07(a).

(b) No consent of any person, including any general or limited partner, any other member or manager of a limited liability company, any shareholder, any other trust beneficiary or derivative counterparty, is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or first priority status (or the maintenance thereof) of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent under the Security Documents or the exercise by the Collateral Agent or any Lender of the voting or other rights provided for in the Security Documents or the exercise of remedies in respect of such Equity Interests.

(c) A complete and accurate organization chart, showing the ownership and organizational structure of the Companies on the Closing Date, both before and after giving effect to the Transactions, is set forth on Schedule 3.07(c).

Section 3.08 Litigation; Compliance with Legal Requirements.  (a)  There are no actions, suits, investigations, criminal prosecutions, impositions of criminal and civil fines, surveys, audits, claims, disputes or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Loan Party, threatened against or affecting any Company or any business, property or rights of any Company (i) that purport to affect or involve any Loan Document or any of the Transactions, (ii) could, individually or in the aggregate, reasonably be expected to result in any Change of Control or other change in the current ownership, control or management of any Company or (iii) that have resulted, or as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could, individually or in the aggregate, reasonably be expected to result, in a Material Adverse Effect.  There is no action, suit, proceeding or investigation initiated by any Company currently pending.  No Company has any accrued and/or unpaid material indebtedness to any Governmental Authority or any other governmental payor, in each case other than recoupments resulting from adjustments for rate changes and cost report audits, which adjustments are customary and consistent with past practice.

(b) No Company or any of its property is (i) in violation of, nor will the continued operation of its business as currently conducted violate, (x) any Legal Requirements (including Medicare Regulations, Medicaid Regulations, HIPAA, 42 U.S.C.Section 1320a-7b and 42 U.S.C. Section 1395nn, any other Health Care Law and any zoning or building ordinance, code or approval or (y) any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or (ii) subject to any Order.

(c) Without limiting the generality of Sections 3.08(a) and (b):

(i) no Company, nor, to the knowledge of any Company, any individual employed by a Company, could reasonably be expected to have criminal culpability or to be excluded from participation in any Medical Reimbursement Program for corporate or individual actions or failures to act known to any Loan Party where such culpability or exclusion has resulted or could reasonably be expected to result in an Exclusion Event;

(ii) to the knowledge of the Companies, no individual who is under investigation by the OIG or other Governmental Authority continues to be employed by any Loan Party unless such employee has been, within a reasonable period of time after notice of such investigation, either suspended or removed from positions of responsibility related to those activities under investigation by the OIG or other Governmental Authority;

(iii) current billing policies, arrangements, protocols and instructions of the  Borrower and its Subsidiaries comply with requirements of Medical Reimbursement Programs and are administered by properly trained personnel, except where any such failure to comply could not, individually or in the aggregate,  reasonably be expected to result in an Exclusion Event;

(iv) current medical director compensation arrangements and other arrangements with referring physicians of the Borrower and its Subsidiaries comply with state and federal anti-kickback, fraud and abuse, and self-referral laws, including without limitation 42 U.S.C. Section 1320a-7b and 42 U.S.C. Section 1395nn, and all regulations promulgated under such laws, except where any such failure to comply could not, individually or in the aggregate, reasonably be expected to result in an Exclusion Event; and

(v) neither the Borrower nor any Subsidiary nor any of their respective officers or directors has engaged in any activities that are prohibited under any applicable provision of the Social Security Act and the regulations promulgated thereunder, including HIPAA, the Medicare Regulations or the Medicaid Regulations that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d) The Borrower has in place a compliance program for the Borrower and its Subsidiaries that is reasonably designed to provide effective internal controls that promote adherence to, prevent and detect material violations of any Legal Requirements applicable to the Borrower and its Subsidiaries, and which includes the implementation of internal audits and monitoring on a regular basis to monitor compliance with the compliance program and with Legal Requirements.

Section 3.09 Agreements.  (a)  No Company is a party to any agreement, instrument or other document or subject to any corporate or other constitutional restriction, or any restriction under its Organizational Documents, that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

(b) No Company is in default in any manner under any provision of any indenture or other document, agreement or instrument evidencing Indebtedness or Contingent Obligation, or any other document, agreement or instrument to which it is a party or by which it or any of its property is or may be bound or subject, where such default has resulted, or could reasonably be expected to result, in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both could reasonably be expected to constitute such a default.

(c) Schedule 3.09(c) accurately and completely lists all Material Agreements (other than leases of Real Property set forth on Schedule 3.05(b)) to which any Company is a party which are in effect on the Closing Date in connection with the operation of the business conducted thereby and Borrower has delivered to the Administrative Agent (or expressly made available in a reasonable manner to the Administrative Agent and the Lenders for review on or before the date hereof) complete and correct copies of all such Material Agreements, including any amendments, supplements or modifications with respect thereto, and all such Material Agreements are in full force and effect.

(d) No Company is a party to any agreement, instrument or other document with respect to, nor does any Company have any obligation to pay any, service or management fee with respect to, the ownership,  operation, leasing or performance of any of its business or any Facility, nor is there any third party manager with  respect to any Facility.

Section 3.10 Federal Reserve Regulations.  (a)  No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing, buying or carrying Margin Stock.

(b) No part of the proceeds of any Credit Extension will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.  The pledge of the Securities Collateral pursuant to the Security Agreement does not violate such regulations.

Section 3.11 Investment Company Act, etc.  No Company is (a) an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) subject to regulation under any Legal Requirement (other than Regulation X) that limits its ability to incur, create, assume or permit to exist Indebtedness or grant any Contingent Obligation in respect of Indebtedness.

Section 3.12 Use of Proceeds.  Borrower will use the proceeds of (a) the Term Loans to finance the Transactions and pay any related fees and expenses and (b) the Revolving Loans and Swingline Loans after the Closing Date for working capital and general corporate purposes , it being understood that no Revolving Loans or Swingline Loans shall be made on the Closing Date.

Section 3.13 Taxes.  Each Company has (a) timely filed or caused to be timely filed all federal, state, local and foreign Tax Returns required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid or caused to be duly and timely paid all Taxes (whether or not shown on any Tax Return) due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP.  Each Company has made adequate provision in accordance with GAAP for all Taxes not yet due and payable.  No Company has knowledge (or could reasonably have knowledge upon due inquiry) of any proposed or pending tax assessments, deficiencies, audits or other proceedings and no proposed or pending tax assessments, deficiencies, audits or other proceedings have resulted, or could, individually or in the aggregate, reasonably be expected to result, in a Material Adverse Effect.  No Company has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.  No Company is party to any tax sharing or similar agreement.

Section 3.14 No Material Misstatements.  No information, report, financial statement, certificate (including the Perfection Certificate), Borrowing Request, LC Request, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection any Loan Document or included therein or delivered pursuant thereto contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule constitutes a forecast or projection, each Loan Party represents and warrants only that on the date of delivery thereof such forecast or projection was prepared in good faith based upon (i) the assumptions stated therein (which assumptions are believed by the Loan Parties on the date delivered to the Administrative Agent or a Lender to be reasonable), (ii) accounting principles consistent with the historical audited financial statements of the Acquired Business, and (iii) the best information available to the Loan Parties as of the date of delivery thereof to the Administrative Agent or a Lender.  Each Company has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that have resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Section 3.15 Labor Matters.  There are no strikes, lockouts or slowdowns against any Company pending or, to the best of the knowledge of the Loan Parties, threatened that have resulted in, or could reasonably be expected to result in, a Material Adverse Effect.  The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Legal Requirement dealing with such matters in any manner that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.  All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except to the extent that the failure to do so has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

Section 3.16 Solvency.  Both immediately before and immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Credit Extension and after giving effect to the application of the proceeds of each Credit Extension, (a) the fair value of the properties of each Loan Party will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed, contemplated or about to be conducted following the Closing Date.

Section 3.17 Employee Benefit Plans.  (a)  The Company and each of its ERISA Affiliates is in material compliance with all applicable Legal Requirements, including all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, with respect to all Employee Benefit Plans.  Each Employee Benefit Plan complies in all material respects, and is operated and maintained in compliance in all material respects, with all applicable Legal Requirements, including all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service for all required amendments and nothing has occurred which would prevent, or cause the loss of, such qualification.

(b) No ERISA Event has occurred or is expected to occur.  No Pension Plan has any Unfunded Pension Liability.  Within the last six years, no Pension Plan has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA, nor has any Pension Plan (determined at any time within the last six years) with an Unfunded Pension Liability been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Company or any of its ERISA Affiliates.  Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of any Company or any of its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

(c) Except to the extent required under Section 4980B of the Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Company or any of its ERISA Affiliates.

Section 3.18 Environmental Matters.

(a) Except as could not reasonably be expected to result in a loss to the condition (financial or otherwise), results of operations, assets, properties, solvency, business, prospects or value of the Companies, individually or in the aggregate, in excess of $150,000, except as set forth on Schedule 3.18:

(i) the Companies and their businesses, operations and Real Property are and have at all times during the Companies’ ownership or lease thereof been in compliance with, and the Companies have no liability under, any applicable Environmental Law;

(ii) the Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their Real Property, under all applicable Environmental Laws.  The Companies are in compliance with the terms and conditions of such Environmental Permits, and all such Environmental Permits are valid and in good standing.  No expenditures or operational adjustments are reasonably anticipated to be required to remain in compliance with the terms and conditions of, or to renew or modify such Environmental Permits during the next five years;

(iii) there has been no Release or threatened Release or any handling, management, generation, treatment, storage or disposal of Hazardous Materials on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by any of the Companies or their predecessors in interest that has resulted in, or is reasonably likely to result in, liability or obligations by any of the Companies under Environmental Law or in an Environmental Claim;

(iv) there is no Environmental Claim pending or, to the knowledge of the Loan Parties, threatened against any of the Companies, or relating to the Real Property currently or formerly owned, leased or operated by any of the Companies or relating to the operations of the Companies, and, to the knowledge of the Loan Parties, there are no actions, activities, circumstances, conditions, events or incidents that are reasonably likely to form the basis of such an Environmental Claim;

(v) no person with an indemnity, contribution or other obligation to any of the Companies relating to compliance with or liability under Environmental Law is in default with respect to any such indemnity, contribution or other obligation;

(vi) no Company is obligated to perform any action or otherwise incur any expense under Environmental Law, including pursuant to any Order or agreement by which it is bound or has assumed by contract or agreement, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(vii) no Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Loan Parties, no Real Property or facility formerly owned, operated or leased by any of the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List as defined in and promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority that indicates that any Company has or may have an obligation to undertake investigatory or remediation obligations under applicable Environmental Laws;

(viii) there are no underground or aboveground storage tanks, whether empty or containing any Hazardous Material, located on any Real Property;

(ix) no Lien has been recorded or, to the knowledge of any Loan Party, threatened under any Environmental Law with respect to any Real Property or property of the Companies; and

(x) the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Transactions and the other transactions contemplated hereby and thereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup obligations pursuant to any Governmental Real Property Disclosure Requirements or any other Environmental Law.

(b) The Companies have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability or obligation under Environmental Law, including those concerning the condition of the Real Property or the actual or suspected existence or Release of Hazardous Materials at, under or from Real Property or facilities currently or formerly owned, operated, leased or used by any of the Companies.

Section 3.19 Insurance.  Schedule 3.19 sets forth a true, complete and accurate description in reasonable detail of all insurance maintained by each Company as of the Closing Date.  Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.  All insurance maintained by the Companies is in full force and effect, all premiums have been duly paid, no Company has received notice of violation, invalidity or cancellation thereof, the Premises, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no default under any Insurance Requirement.

Section 3.20 Security Documents.  (a)  The Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate (as updated in accordance with the terms hereof) and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Document), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral (other than (A) the Intellectual Property Collateral (as defined in the Security Agreement), (B) such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction and (C) Government Receivables Deposit Accounts and the assets held therein), in each case subject to no Liens other than Permitted Collateral Liens.

(b) When (i) the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, and (ii) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate, the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Intellectual Property Collateral (as defined in the Security Agreement), in each case subject to no Liens other than Permitted Collateral Liens.

(c) Each Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable first priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Collateral Liens, and when the Mortgages are filed in the offices specified on Schedule 3.20(c) (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 5.11 and 5.12, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.11 and 5.12, the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Permitted Collateral Liens.

(d) Each Security Document delivered pursuant to Sections 5.11 and 5.12 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Legal Requirements and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which such possession or control shall be given to the Collateral Agent to the extent required by any Security Document), the Liens in favor of the Collateral Agent created under such Security Document will constitute valid, enforceable and fully perfected first priority Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than Permitted Collateral Liens.

(e) No Person has a Lien on any Government Receivables Deposit Account or any assets held therein or proceeds thereof or any accounts receivable (or proceeds thereof) attributable to any Medicare and Medicaid Account Debtors (other than customary set off rights of the depositary thereof).

Section 3.21 Acquisition Documents; Representations and Warranties in Acquisition Agreement.  (a)  Schedule 3.21 lists (i) the Acquisition Agreement and (ii) each agreement, certificate, instrument, letter or other document contemplated by the Acquisition Agreement or any item referred to in clause (i) to be entered into, executed or delivered or to become effective in connection with the Acquisition or otherwise entered into, executed or delivered in connection with the Acquisition.  The Lenders have been furnished true and complete copies of each Acquisition Document to the extent executed and delivered on or prior to the Closing Date.

(b) All representations and warranties of each Company set forth in the Acquisition Agreement were true and correct in all material respects as of the time such representations and warranties were made and shall be true and correct in all material respects as of the Closing Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

Section 3.22 Anti-Terrorism Law; Foreign Corrupt Practices Act.  (a)  No Company and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Legal Requirements relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”).

(b) No Company and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Credit Extensions is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) No Company and, to the knowledge of the Loan Parties, no broker or other agent of any Company acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.22(b), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d) No Company nor any director or officer, nor to the knowledge of the Loan Parties, any agent, employee or other person acting, directly or indirectly, on behalf of any Company, has, in the course of its actions for, or on behalf of, any Company, directly or indirectly (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 3.23 Reimbursement from Medical Reimbursement Programs.  The accounts receivable of Borrower and its Subsidiaries have been and will continue to be adjusted to reflect the reimbursement policies (both those most recently published in writing as well as those not in writing which have been verbally communicated) of Medical Reimbursement Programs, including without limitation Medicare, Medicaid, Blue Cross/Blue Shield, private insurance companies, health maintenance organizations, preferred provider organizations, alternative delivery systems, managed care systems, government contracting agencies and other third party payors. In particular, accounts receivable of Borrower and its Subsidiaries in the aggregate relating to such Medical Reimbursement Programs do not and shall not exceed in any material respect amounts Borrower and its Subsidiaries are entitled to receive in the aggregate under capitation arrangements, fee schedules, discount formulas, cost-based reimbursements or other adjustments or limitations to their usual charges.

Section 3.24 Medicare and Medicaid Notices and Filings and Records related to Health Care Business.  Except to the extent as could not reasonably be expected to result in a Material Adverse Effect (other than with respect to clause (e) below);

(a) Each of the Borrower and each of its Subsidiaries has timely filed all reports required to be filed in connection with Medicare and applicable Medicaid programs, and all required reports and administrative forms and filings are true and complete.

(b) There are no claims, actions, proceedings or appeals pending (and neither Borrower nor any of its Subsidiaries has filed anything that would result in any claims, actions or appeals) before any Governmental Authority with respect to any Medicare or Medicaid cost reports or claims filed by the Borrower or any of its Subsidiaries, or with respect to any adjustments, denials, recoupments or disallowances by any intermediary, carrier, other insurer, commission, board or agency in connection with any cost reports or claims.

(c) No validation review, survey, inspection, audit, investigation or program integrity review related to the Borrower or any Subsidiary or any of their respective properties has been conducted by any Governmental Authority or government contractor in connection with the Medicare or Medicaid programs, and no such reviews are scheduled, pending or, threatened against or affecting the Borrower or any Subsidiary or any of their respective properties.

(d) Each Company has maintained all records required to be maintained by The Joint Commission, the Food and Drug  Administration, Drug Enforcement Agency and State Boards of Pharmacy and the federal and state Medicare and Medicaid programs as required by the Healthcare Laws and, to the best knowledge of each Loan Party, there are no presently existing circumstances which likely would result in violations of the Healthcare Laws.

(e) No Liability Event has occurred, or to any Loan Party’s knowledge any event or condition exists that could, individually or in the aggregate, reasonably be expected to result in a Liability Event.

(f) Each of the Borrower and its Subsidiaries has timely filed all reports, data and other information required by any other Governmental Authority with authority to regulate the Borrower or any such Subsidiary or its business in any manner.

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

Section 4.01 Conditions to Initial Credit Extension.  The obligation of each Lender and, if applicable, each Issuing Bank to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.

(a) Loan Documents.  All legal matters incident to this Agreement, the Credit Extensions hereunder and the other Loan Documents shall be satisfactory to the Lenders, to the Issuing Bank and to the Administrative Agent and there shall have been delivered to the Administrative Agent a properly executed counterpart of each of the Loan Documents and the Perfection Certificate.

(b) Corporate Documents.  The Administrative Agent shall have received:

(i) a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the Credit Extensions hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate required by this clause (i)); and

(ii) a certificate as to the good standing of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State.

(c) Officers’ Certificate.  The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive officer or the chief financial officer of Borrower, confirming compliance with the conditions precedent set forth in this Section 4.01 and Sections 4.02(b), (c) and (d).

(d) Financings and Other Transactions, Etc.  (i) Each of the Transaction Documents shall be in form and substance reasonably satisfactory to the Administrative Agent and the Arranger, and shall be in full force and effect on the Closing Date.  The Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case  in accordance with the terms hereof and the terms of the Transaction Documents, without the waiver or amendment of any such terms not approved by the Administrative Agent and the Arranger (not to be unreasonably withheld).  All representations and warranties of the Seller set forth in the Acquisition Agreement that are material to the interests of the Lenders to the extent that the Borrower or any of its Affiliates have the right to terminate (or cause the termination) of the Borrower’s or such Affiliates’ obligations under the Acquisition Agreement (determined without regard to any notice requirement or any waiver or abandonment by the Borrower or any of its Affiliates), or the right to decline to consummate the Acquisition in accordance with the Acquisition Agreement (determined without regard to any notice requirement or any waiver or abandonment by the Borrower or any of its Affiliates) as a result of a breach of such representations and warranties shall have been true and correct in all material respects as of the time such representations and warranties were made and shall be true and correct in all material respects as of the Closing Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

(ii) The proceeds of the Term Loans to be made hereunder on the Closing Date together with cash on hand, shall be sufficient to pay in full the purchase price under the Acquisition Agreement and all fees, commissions and expenses related to the Transactions.

(e) Financial Statements; Pro Forma Balance Sheet; Projections.  The Lenders shall have received and shall be satisfied with the form and substance of (i) the financial statements described in Section 3.04 and with the forecasts and projections of the financial performance of Borrower and its Subsidiaries (including the Projections) and (ii) an initial Compliance Certificate evidencing (A) pro forma consolidated EBITDA after giving effect to the Transactions (calculated in a manner satisfactory to the Lenders in their sole discretion) for (1) the twelve-month period ended December 31, 2010, of not less than $7.1 million and (2) the twelve-month period ended March 31, 2011, of not less than $7.1 million, and (B) a pro forma Total Leverage Ratio after giving effect to the Transactions (calculated in a manner satisfactory to the Lenders in their sole discretion) for (1) the twelve-month period ended December 31, 2010, of not greater than 3.30 to 1:00 and (2) the twelve-month period ended March 31, 2011, of not greater than 3.30 to 1:00.

(f) Indebtedness and Minority Interests.  After giving effect to the Transactions and the other transactions contemplated hereby, no Company shall have outstanding any Indebtedness or Preferred Stock other than (i) the Loans and Credit Extensions hereunder, (ii) the Indebtedness listed on Schedule 6.01(b) and (iii) Indebtedness owed to any Loan Party.  The Borrower shall have repaid in full all of, and terminated any commitment to make extensions of credit under, the outstanding indebtedness of any Borrower and its Subsidiaries other than Indebtedness listed on Schedule 6.01(b) (the “Refinancing”) to the satisfaction of the Lenders with all liens in favor of the existing lenders being unconditionally released; the Administrative Agent shall have received a “pay-off” letter in form and substance reasonably satisfactory to the Administrative Agent with respect to all Indebtedness being refinanced in the Refinancing; and the Administrative Agent shall have received from any person holding any Lien securing any such Indebtedness, such UCC (or equivalent) termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in Intellectual Property and other instruments, in each case in proper form for recording or filing, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such Indebtedness.

(g) Opinions of Counsel.  The Administrative Agent shall have received, on behalf of itself, the other Agents, the Arranger, the Lenders and the Issuing Bank, a favorable written opinion of (i) Arent Fox LLP, special counsel for the Loan Parties, containing opinions substantially to the effect set forth in Exhibit N, (ii) each local counsel listed on Schedule 4.01(g), containing opinions substantially to the effect set forth in Exhibit N, in each case (A) dated the Closing Date, (B) addressed to the Agents, the Issuing Bank and the Lenders and (C) covering such matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and (iii) a copy of each legal opinion delivered under the other Transaction Documents, accompanied by reliance letters from the party delivering such opinion authorizing the Agents, Lenders and the Issuing Bank to rely thereon as if such opinion were addressed to them.

(h) Solvency Certificate.

The Administrative Agent shall have received a solvency certificate in the form of Exhibit M, dated the Closing Date and signed by the chief financial officer of Borrower.

(i)  Legal Requirements.  The Lenders shall be satisfied that each Company, and the Transactions shall be in full compliance with all material Legal Requirements, including Regulations T, U and X of the Board, and shall have received satisfactory evidence of such compliance reasonably requested by them.

(j) Consents.  The Lenders shall be satisfied that all requisite Governmental Authorities, equityholders and third parties shall have approved, authorized or consented to the Transactions, and there shall be no governmental or judicial action, actual or threatened, that has or would have, individually or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated hereby.

(k) Material Adverse Effect.  There shall not exist any event, circumstance, development, condition, state of facts, change or effect, including any claim, action, suit, investigation, litigation or proceeding pending or threatened by or before any court, or any governmental, administrative or regulatory agency or authority, domestic or foreign, that, (a) has had, or could reasonably be expected to result in, a Material Adverse Effect, or (b) calls into question in any material respect the Projections or any of the material assumptions on which the Projections were prepared.

(l) Sources and Uses.  The sources and uses of the Credit Extensions shall be as set forth in Section 3.12.

(m) Fees.  The Arranger and Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the premiums, survey charges and recording taxes and fees and the legal fees and expenses of Proskauer Rose LLP, special counsel to the Administrative Agent and Arranger, and the fees and expenses of any local counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document.

(n) Personal Property Requirements.  The Collateral Agent shall have received:

(i) all certificates, agreements or instruments representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(ii) the Intercompany Note executed by and among the Companies, accompanied by an endorsement to the Intercompany Note in the form attached thereto, undated and endorsed in blank by each of the Loan Parties;

(iii) all other certificates, agreements, including control agreements, or instruments necessary to perfect the Collateral Agent’s security interest in all Chattel Paper, all Instruments, all Deposit Accounts identified in Schedule 16 to the Perfection Certificate and all Investment Property of each Loan Party (as each such term is defined in, and to the extent required by, the Security Agreement);

(iv) UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Legal Requirements in each jurisdiction as may be necessary or appropriate or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents;

(v) certified copies, each as of a recent date, of (w) the UCC searches required to be attached as Exhibit 5 to the Perfection Certificate, (x) United States Patent and Trademark Office and United States Copyright Office searches with respect to each Company, and (y) tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches listing all effective lien notices or comparable documents that name any Company as debtor and that are filed in the state and county jurisdictions in which any Company is organized or maintains its principal place of business;

(vi) without limiting clause (ii) above, (A) and subject to Section 5.19, a Government Receivables Deposit Account Agreement and (B) an agreement with the Seller under which the Seller agrees to sweep on a mutually agreed upon basis all remittances or other proceeds of accounts receivable constituting or attributable to the assets transferred under the Acquisition Agreement to an account of the Borrower which is subject to a Control Agreement; and

(vii) evidence reasonably acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable filing or recording taxes, fees, charges, costs and expenses required for the filing or recording of the Security Documents.

(o) Real Property and Environmental Requirements.  The Collateral Agent shall have received:

(i) a Mortgage encumbering each Mortgaged Property in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any leasehold interest in such Mortgaged Property, and otherwise in form for recording or filing in the recording or filing office of each applicable governmental subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Legal Requirements, and such financing statements and any other instruments necessary to grant a mortgage Lien under the laws of any applicable jurisdiction, all of which shall be in form and substance satisfactory to the Collateral Agent;

(ii) with respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as are necessary to consummate the Transactions or as shall reasonably be deemed necessary by the Collateral Agent in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;

(iii) with respect to each Mortgage, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in the amount equal to not less than 100% of the Fair Market Value of such Mortgaged Property and fixtures, which Fair Market Value as of the Closing Date is set forth on Schedule 4.01(o)(iii), which policy (or such marked-up commitment) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be acceptable to the Collateral Agent, (C) contain a “tie-in” or “cluster” endorsement, if available under applicable Legal Requirements (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent) as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, separate tax lot, revolving credit, and so-called comprehensive coverage over covenants and restrictions), and (E) contain no exceptions to title other than exceptions reasonably acceptable to the Collateral Agent;

(iv) with respect to each Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above;

(v) evidence reasonably acceptable to the Collateral Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to above;

(vi) with respect to each Real Property or Mortgaged Property, copies of all Leases in which any Loan Party holds the lessor’s interest or other agreements relating to possessory interests, if any;

(vii) with respect to each Real Property or Mortgaged Property, each Loan Party shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Real Property or Mortgaged Property; and

(viii) Surveys with respect to each Mortgaged Property.

(p) Insurance.  The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(q) Bank Regulatory Documentation.  The Administrative Agent and the Lenders shall have received, in form and substance reasonably satisfactory to them, all documentation and other information required by bank regulatory authorities or reasonably requested by the Administrative Agent or any Lender under or in respect of applicable Anti-Terrorism Laws or “know-your-customer” Legal Requirements, including the Executive Order.

Section 4.02 Conditions to All Credit Extensions.  The obligation of each Lender and each Issuing Bank to make any Credit Extension (including the initial Credit Extension) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a) Notice.  The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.18(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a Borrowing Request as required by Section 2.17(b).

(b) No Default.  Borrower and each other Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

(c) Representations and Warranties.  Each of the representations and warranties made by any Loan Party set forth in Article III or in any other Loan Document shall be true and correct on and as of the date of such Credit Extension in all material respects (or all respects if qualified by materiality) with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or all respects if qualified by materiality) on and as of such earlier date).

(d) No Legal Bar.  No Order of any Governmental Authority shall purport to restrain (i) any Lender from making any Loans to be made by it or (ii) the Issuing Bank from issuing any Letters of Credit to be issued by it.  No injunction or other restraining Order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans or the issuance of Letters of Credit hereunder.

Each of the delivery of a Borrowing Request or notice requesting the issuance, amendment, extension or renewal of a Letter of Credit and the acceptance by Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in this Section 4.02 have been satisfied.  Borrower shall provide such information (including calculations in reasonable detail of the covenants in Section 6.10) as the Administrative Agent may reasonably request to confirm that the conditions in this Section 4.02 have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, each Loan Party will, and will cause each of its Subsidiaries to:

Section 5.01 Financial Statements, Reports, etc.  Furnish to the Administrative Agent and each Lender:

(a) Annual Reports.  As soon as available and in any event within 90 days after the end of each fiscal year (but no later than the date on which Borrower is required to file a Form 10-K under the Exchange Act), (i) the consolidated balance sheet of Borrower as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto (including a note with a consolidating balance sheet and statements of income and cash flows separating out Borrower and its Subsidiaries), all prepared in accordance with Regulation S-X and accompanied by an opinion of BDO US, LLP or other independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other qualification or exemption), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the dates and for the periods specified in accordance with GAAP, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth, on a consolidating basis, the financial condition, results of operations and cash flows of Borrower as of the end of and for such fiscal year, compared to the end of and for the previous fiscal year and budgeted amounts, and (iii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal year, as compared to the previous fiscal year and budgeted amounts;

(b) Quarterly Reports.  As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year (but no later than the date on which Borrower is required to file a Form 10-Q under the Exchange Act), (i) the consolidated balance sheet of Borrower as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes thereto (including a note with a consolidating balance sheet and statements of income and cash flows separating out Borrower and its Subsidiaries), all prepared in accordance with Regulation S-X and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section 5.01, subject to normal year-end audit adjustments and the absence of footnotes, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth, on a consolidating basis, the financial condition, results of operations and cash flows of Borrower as of the end of and for such fiscal quarter and for the then elapsed portion of the fiscal year, compared to the end of such fiscal quarter and for the comparable periods in the previous fiscal year and budgeted amounts, and (iii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts;

(c) Monthly Reports.  Within 45 days after the end of each fiscal month, (i) the consolidated balance sheet of Borrower as of the end of such month and the related consolidated statements of income and cash flows of Borrower for such month and for the then elapsed portion of the fiscal year, in comparative form with the monthly consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition and consolidated results of operations and cash flows of Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth, on a consolidating basis, the results of operations and cash flows of Borrower for such month and for the then elapsed portion of the fiscal year compared to the comparable periods in the previous fiscal year and budgeted amounts; provided that a draft form of each of the foregoing shall be furnished within 35 days after the end of each fiscal month);

(d) Financial Officer’s Certificate.  (i) Concurrently with any delivery of financial statements under Section 5.01(a), (b) or (c) above, a Compliance Certificate certifying that no Default has occurred or, if such a Default has occurred, specifying in reasonable detail the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; (ii) concurrently with any delivery of financial statements under Section 5.01(a) or (b) above, a Compliance Certificate setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Section 6.10 and, in the case of Section 5.01(a) above, setting forth Borrower’s calculation of Excess Cash Flow; and (iii) in the case of Section 5.01(a) above, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of Borrower and its Subsidiaries, which audit was conducted in accordance with GAAP, such accounting firm obtained no knowledge that any Default has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying in reasonable detail the nature and extent thereof;

(e) Financial Officer’s Certificate Regarding Collateral.  Concurrently with any delivery of financial statements under Section 5.01(a) above and delivery of a Perfection Certificate Supplement under Section 5.13(b), a certificate of a Financial Officer certifying that as of the date thereof (i) all UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a sufficient description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect, perfect or maintain the perfection or priority of the Liens under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period), and (ii) all possessory Collateral required to be delivered to the Collateral Agent or the Administrative Agent pursuant to the Security Documents has been so delivered;

(f) Public Reports.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements, notices and other materials or information filed by any Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of the Securities and Exchange Commission, or with any national securities exchange, or distributed to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be;

(g) Management Letters.  Promptly after the receipt thereof by any Company, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto;

(h) Budgets.  No later than 30 days prior to the first day of each fiscal year of Borrower, a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income for each of Borrower’s and its Subsidiaries’ business units and sources and uses of cash and balance sheets) prepared by Borrower for (i) each fiscal month of such fiscal year prepared in detail and (ii) each quarter in the five years immediately following such fiscal year prepared in summary form, in each case, of Borrower and its Subsidiaries, with appropriate presentation and discussion in reasonable detail of the principal assumptions upon which such budget is based, accompanied by a certificate of a Financial Officer of Borrower certifying that the budget of Borrower and its Subsidiaries is a reasonable estimate for the period covered thereby;

(i) Organizational Documents.  Promptly, from time to time, (i) copies of any Organizational Documents that have been amended or modified in a manner that is, or could reasonably be expected to be, adverse in any material respects to any Agent or Lender, and (ii) a copy of any notice of default (or any equivalent thereof) given or received by any Company under any Organizational Document within 15 days after such Company gives or receives such notice; and

(j) Other Information.  Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document or Legal Requirement, or status of any and all Permits from Governmental Authorities (including without limitation professional licenses, CLIA certifications, Medicare Provider Agreements and Medicaid Provider Agreements) or the environmental condition of any Real Property, as the Administrative Agent or any Lender may reasonably request.

Section 5.02 Litigation and Other Notices.  Furnish to the Administrative Agent and each Lender written notice of the following promptly (and, in any event, within five Business Days following the occurrence thereof):

(a) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation, investigation, survey, audit or proceeding, whether at law or in equity or otherwise by or before any Governmental Authority, (i) against any Company or any Affiliate thereof or any of their property the amount in controversy exceeds $150,000 or to the extent any of the foregoing seeks injunctive relief, (ii) with respect to any Loan Document or (iii) with respect to any of the other Transactions;

(c) any development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(d) the occurrence of a Casualty Event in excess of $150,000 (whether or not covered by insurance);

(e) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Borrower and its Subsidiaries in an aggregate amount exceeding $150,000;

(f) the receipt by any Company of any notice of any Environmental Claim or violation of or potential liability under, or knowledge by any Company that there exists a condition that has resulted, or could reasonably be expected to result, in an Environmental Claim or a violation of or liability under, any Environmental Law, except for Environmental Claims, violations and liabilities the consequence of which, in the aggregate, have not and could not be reasonably likely to subject the Companies collectively to liabilities exceeding $150,000;

(g) (i) the institution of any investigation, review or proceeding against any Company to suspend, revoke or terminate (or that may result in the termination of) any Medicaid Provider Agreement or Medicare Provider Agreement, or any such investigation or proceeding that may result in an Exclusion Event or (ii) any notice of loss or threatened loss of accreditation, loss of participation under any Medical Reimbursement Program or loss of applicable health care Permit;

(h) all Medicare and Medicaid cost reports and other document and materials filed by the Companies and any other reports, materials or other information regarding or otherwise relating to Medicaid or Medicare prepared by, for or on behalf of any Company;

(i) receipt by any Company of any notice from any payor of a claim, suit or other action such payor has, claims or has filed against such Company;

(j) any matter(s) affecting the value, enforceability or collectability of any Collateral or any Designate Real Estate, including, without limitation, claims or disputes in the amount of $50,000 or more, individually or in the aggregate, in existence at any one time;

(k) receipt of any notice or request by any Company from any Governmental Authority or governmental payor regarding any material liability or claim of liability;

(l) receipt of any notice by any Company regarding termination of any manager of any Facility owed, operated or leased by any Company; and

(m) (i) the incurrence of any Lien (other than Permitted Collateral Liens) on, or claim asserted against, all or any material portion of the Collateral or (ii) the occurrence of any other event which could reasonably be expected to materially adversely affect the value of the Collateral.

Section 5.03 Existence; Businesses and Properties.  (a)  Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or Section 6.06.

(b) Do or cause to be done all things necessary to (i) obtain, preserve, renew, extend and keep in full force and effect (A) the rights, Permits from Governmental Authorities material to the conduct of its business (including without limitation professional licenses, CLIA certifications, Medicare Provider Agreements and Medicaid Provider Agreements) and ensure that such Permits do not get suspended, revoked or limited and (B) patents, copyrights, trademarks and trade names material to the conduct of its business; (ii) maintain and operate such business in substantially the manner in which it is conducted and operated on the Closing Date; (iii) comply with all applicable Legal Requirements (including Medicare Regulations, Medicaid Regulations, HIPAA, 42 U.S.C.Section 1320a-7b and 42 U.S.C. Section 1395nn and any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and Orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply with such Legal Requirements could not reasonably be expected to result in a Material Adverse Effect; (iv) pay and perform its obligations under all Leases and Transaction Documents (other than the Loan Documents) except where the failure to perform such obligations could not reasonably be expected to result in a Material Adverse Effect; (v) pay and perform its obligations under all Loan Documents; and (vi) at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all necessary and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03(b) shall prevent (i) dispositions of property, consolidations or mergers by or involving any Company in accordance with Section 6.05 or Section 6.06; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any Intellectual Property that such Company reasonably determines is not useful to its businesses or no longer commercially desirable.

Section 5.04 Insurance.  (a)  Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including medical malpractice and professional liability insurance and insurance with respect to Mortgaged Properties and other properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (iv) business interruption insurance, (v) worker’s compensation insurance and such other insurance as may be required by any Legal Requirement and (vi) such other insurance against risks (including “key-man” life insurance) as the Administrative Agent may from time to time reasonably require (in each case, such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Administrative Agent and the Collateral Agent); provided that with respect to physical hazard insurance, (x) neither the Collateral Agent nor the applicable Company shall agree to the adjustment of any claim thereunder without the consent of the other (such consent not to be unreasonably conditioned, withheld or delayed); it being understood that insurers may settle claims in accordance with the applicable policy without Company or Collateral Agent consent, and (y) no consent of any Company shall be required during an Event of Default.

(b) All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 15 days (or, with respect to a cancellation because of non-payment of premium, 10 days) after receipt by the Borrower of written notice thereof, (ii) name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable, (iii) if reasonably requested by the Collateral Agent, include a breach of warranty clause and (iv) be reasonably satisfactory in all other material respects to the Collateral Agent.

(c) Notify the Administrative Agent and the Collateral Agent immediately whenever (i) any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Company; and promptly (and, in any event, within five Business Days) deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies or (ii) any Company receives notice or otherwise has knowledge of any cancellation or material reduction in the amount of the material change in the coverage or any insurance.

(d) With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973.

(e) Deliver to the Administrative Agent, the Collateral Agent and the Lenders a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent or the Collateral Agent may from time to time reasonably request.

(f) No Loan Party that is an owner of any Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective Mortgage or that could reasonably be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Premises, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the Premises; provided, however, that each Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.04 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.

Section 5.05 Obligations and Taxes.  (a)  Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, and (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien.

(b) Timely and correctly file all Tax Returns required to be filed by it.

(c) Borrower does not intend to treat the Loans as being a part of a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.  In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

Section 5.06 Employee Benefits.  (a)  Comply in all material respects with all applicable Legal Requirements, including the applicable provisions of ERISA and the Code with respect to all Employee Benefit Plans and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within five Business Days after any Responsible Officer of any Company or any ERISA Affiliate of any Company knows or has reason to know that, any ERISA Event or other event with respect to an Employee Benefit Plan has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount exceeding $150,000 or the imposition of a Lien, a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) upon request by the Administrative Agent, copies of (i) annual report (Form 5500 Series) filed by any Company or any of its ERISA Affiliates with the Employee Benefits Security Administration with respect to each Employee Benefit Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by any Company or any of its ERISA Affiliates from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other information, documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request.

Section 5.07 Maintaining Records; Access to Properties and Inspections; Annual Meetings.  (a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Legal Requirements are made of all dealings and transactions in relation to its business and activities.  Each Company will permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the property of such Company at reasonable times and on prior notice as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants).

(b) Within 120 days after the close of each fiscal year of the Companies, at the request of the Administrative Agent or Required Lenders, hold a meeting (at a mutually agreeable location and time or, at the option of the Administrative Agent, a conference call) with all Lenders who choose to attend such meeting or conference call at which meeting or conference call shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies and the budgets presented for the current fiscal year of the Companies.

Section 5.08 Use of Proceeds.  Use the proceeds of the Loans only for the purposes set forth in Section 3.12 and request the issuance of Letters of Credit only for the purposes set forth in the definition of Standby Letter of Credit.

Section 5.09 Compliance with Environmental Laws; Environmental Reports.  (a)  Comply, and cause all lessees and other persons occupying Real Property owned, operated or leased by any Company to comply, in all material respects, with all Environmental Laws and Environmental Permits applicable to its operations and the Real Property; obtain and maintain in full force and effect all material Environmental Permits applicable to its operations and the Real Property; and conduct all Responses required by any Governmental Authority or under any applicable Environmental Laws, and in accordance with, the requirements of any Governmental Authority and applicable Environmental Laws.

(b) Do or cause to be done all things necessary to prevent any Release of Hazardous Materials in, on, under, at, to or from any Real Property owned, leased or operated by any of the Companies or their predecessors in interest except in full compliance with applicable Environmental Laws or an Environmental Permit, and ensure that there shall be no Hazardous Materials in, on, under or from any Real Property owned, leased or operated by any of the Companies except those that are used, stored, handled and managed in full compliance with applicable Environmental Laws.

(c) Undertake all actions, including Response actions, necessary, at the sole cost and expense of Borrower, (i) to address any Release of Hazardous Materials on, at, under, from or onto any Real Property owned, leased or operated by any of the Companies or their predecessors in interest as required pursuant to Environmental Law or the requirements of any Governmental Authority; (ii) to address any environmental conditions relating to any Company, any Company’s business or to any Real Property, owned, leased or operated by any of the Companies or their predecessors in interest pursuant to any reasonable written request of the Administrative Agent and share with the Administrative Agent all data, information and reports generated or prepared in connection therewith; (iii) to keep any Real Property owned, leased or operated by any of the Companies free and clear of all Liens and other encumbrances pursuant to any Environmental Law, whether due to any act or omission of any Company or any other person; and (iv) to promptly notify the Administrative Agent in writing of: (1) any Release or threatened Release of Hazardous Materials in, on, under, at, from or migrating to any Real Property owned, leased or operated by any of the Companies, except those that are pursuant to and in compliance with the terms and conditions of an Environmental Permit, (2) any non-compliance with, or violation of, any Environmental Law applicable to any Company, any Company’s business and any Real Property owned, leased or operated by any of the Companies, (3) any Lien pursuant to Environmental Law imposed on any Real Property owned, leased or operated by any of the Companies, (4) any investigation or remediation of any Real Property owned, leased or operated by any of the Companies required to be undertaken pursuant to Environmental Law, and (5) any notice or other communication received by any Company from any person or Governmental Authority relating to any Environmental Claim or liability or potential liability of any Company pursuant to any Environmental Law.

(d) Diligently pursue and use commercially reasonable efforts to cause any person with an indemnity, contribution or other obligation to any of the Companies relating to compliance with or liability under Environmental Law to satisfy such obligations in full and in a timely manner.  To the extent that such person has not fully satisfied or is not diligently undertaking the necessary actions to achieve satisfaction of such obligations, the Companies shall promptly undertake all action necessary to achieve full and timely satisfaction of such obligations.

(e) Shall not amend in any way or waive any or all of the rights it may have under any other agreement pursuant to which there are indemnity, contribution, statutory rights or other obligation to any of the Companies relating to compliance with or liability under Environmental Law, without the prior written consent of the Administrative Agent.

(f) If a Default caused by reason of a breach of Section 3.18 or this Section 5.09 shall (i) have occurred and is not reasonably curable within 10 days or (ii) be continuing for more than 10 days without the Companies commencing activities reasonably likely to cure such Default, the Companies shall, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, (i) provide to the Lenders within 45 days after such request, at the expense of Borrower, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, any soil and/or groundwater sampling, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and in the form and substance reasonably acceptable to the Administrative Agent and evaluating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them; (ii) promptly undertake all actions required by applicable Environmental Law to address any non-compliance with or violation of Environmental Law; (iii) promptly undertake all Response actions required to address any recognized environmental conditions identified in the environmental assessment report to the reasonable satisfaction of the Administrative Agent; and (iv) permit the Administrative Agent and its representatives to have access to all Real Property and all facilities owned, leased or operated by any of the Companies which are the subject of such Default for the purpose of conducting such environmental audits and testing as the Administrative Agent deems appropriate, including subsurface sampling of soil and groundwater, all of which shall be at Borrower’s cost.

Section 5.10 Interest Rate Protection.  No later than the 180th day after the Closing Date, Borrower shall enter into, and for a minimum of 18 months thereafter maintain, Hedging Agreements with terms and conditions and counterparties acceptable to the Administrative Agent that result in at least 50% of the aggregate principal amount of the Term Loans being effectively subject to a fixed or maximum interest rate acceptable to the Administrative Agent.

Section 5.11 Additional Collateral; Additional Guarantors.  (a)  Subject to this Section 5.11, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject (but, in any event, excluding any Equity Interest of a Foreign Subsidiary not required to be pledged pursuant to the last sentence of Section 5.11(b)), promptly (and in any event within 10 Business Days after the acquisition thereof) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Collateral Liens, (ii) deliver opinions of counsel to Borrower in form and substance, and from counsel, reasonably acceptable to the Administrative Agent, and (iii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Documents in accordance with all applicable Legal Requirements, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent.  Borrower and the other Loan Parties shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired properties.

(b) With respect to any person that is or becomes a Subsidiary of a Loan Party after the Closing Date, promptly (and in any event within 30 days after such person becomes a Subsidiary) (i) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Subsidiary (A) to execute a Joinder Agreement to become a Subsidiary Guarantor and a Pledgor or, in the case of a Foreign Subsidiary, execute a security document compatible with the laws of such Foreign Subsidiary’s jurisdiction (and in form and substance reasonably satisfactory to the Collateral Agent) to cause such Subsidiary to become a Guarantor and a Pledgor, (B) deliver opinions of counsel to Borrower in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, and (C) to take all actions reasonably necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such Security Document in accordance with all applicable Legal Requirements, including the filing of financing statements (or equivalent registrations) in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent.  Notwithstanding the foregoing, (1) the Equity Interests required to be delivered to the Collateral Agent pursuant to clause (i) of the preceding sentence shall not include any Equity Interests of a Foreign Subsidiary that is a controlled foreign corporation (within the meaning of Section 957(a) of the Code) and (2) no Foreign Subsidiary that is a controlled foreign corporation (within the meaning of Section 957(a) of the Code) shall be required to take the actions specified in clause (ii) of the preceding sentence, provided that the exception contained in clause (1) shall not apply to (A) Voting Stock of any Subsidiary which is a first-tier controlled foreign corporation representing 66% of the total voting power of all outstanding Voting Stock of such Subsidiary and (B) 100% of the Equity Interests not constituting Voting Stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 5.11(b).

(c) With respect to any person that is or becomes a Subsidiary of a Loan Party after the Closing Date, promptly (and in any event within 10 Business Days after such person becomes a Subsidiary) execute and deliver to the Collateral Agent (i) a counterpart to the Intercompany Note and (ii) if such Subsidiary is a Loan Party, an endorsement to the Intercompany Note (undated and endorsed in blank) in the form attached thereto, endorsed by such Subsidiary.

(d) (A) Promptly grant to the Collateral Agent (and in any event within 10 Business Days of the acquisition thereof) a security interest in and Mortgage on (i) each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a Fair Market Value of at least $250,000, and (ii) unless the Collateral Agent otherwise consents, each leased Real Property of such Loan Party which lease individually has a Fair Market Value of at least $250,000, in each case, as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.02).  Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected first priority Liens subject only to Permitted Collateral Liens.  Subject to Section 5.19, such Loan Party shall promptly deliver to the Collateral Agent (and in any event within 30 days) a Landlord Access Agreement with respect to each leased Real Property subject to this Section 5.11(d) (unless the applicable Loan Party shall have used all commercially reasonable efforts to obtain, but failed to obtain, such Landlord Access Agreements).  The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by applicable Legal Requirements to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full.  Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, enforceability, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage).

Section 5.12 Security Interests; Further Assurances.  (a)  Promptly, upon the reasonable request of the Administrative Agent, the Collateral Agent or any Lender, at the Companies’ expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, enforceability, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Liens, or obtain any consents or waivers as may be necessary or appropriate in connection therewith.

(b) Deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, instruments, consents, authorizations, approvals and Orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary or advisable to perfect or maintain the validity, enforceability, perfection and priority of the Liens on the Collateral pursuant to the Security Documents.

(c) Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may require.

(d) If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by any Legal Requirements to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance satisfactory to the Administrative Agent and the Collateral Agent.

(e) In furtherance of the foregoing in this Section 5.12 and Section 5.11, to the maximum extent permitted by applicable Legal Requirements, each Loan Party (A) authorizes each of the Collateral Agent and/or the Administrative Agent to execute any such documentation, consents, authorizations, approvals, Orders, applications, certifications, instruments and other documents and papers in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, (B) authorizes each of the Collateral Agent and/or the Administrative Agent to file any financing statement (and/or equivalent foreign registration) required hereunder or under any other Loan Document, and any continuation statement or amendment (and/or equivalent foreign registration) with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (C) ratifies the filing of any financing statement (and/or equivalent foreign registration), and any continuation statement or amendment with respect thereto (and/or equivalent foreign registration), filed without the signature of such Loan Party prior to the date hereof.

Section 5.13 Information Regarding Collateral.  (a)  Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any (except as may be required by applicable Legal Requirements, in which case, Borrower shall promptly notify the Administrative Agent of such change), or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than 10 Business Days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the validity, enforceability, perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable.  Each Loan Party shall promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence.  Each Loan Party shall promptly notify the Collateral Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility), other than changes in location to a Mortgaged Property or a leased property subject to a Landlord Access Agreement.

(b) Concurrently with the delivery of financial statements pursuant to Section 5.01(a), deliver to the Administrative Agent and the Collateral Agent a Perfection Certificate Supplement.

Section 5.14 Maintenance of Corporate Separateness.  Satisfy in all material respects, customary corporate, limited liability company or other like formalities, including the accurate maintenance of separate organizational and business records. No Company shall make any payment to a creditor of another Company (in its capacity as a creditor of another Company) (other than pursuant to a guarantee by the payor Company permitted under Section 6.01) in respect of any liability of such other Company, and no bank account of any Company shall be commingled with any bank account of any other Company.  No Company shall take any action, or conduct its affairs in a manner, that is reasonably likely to result in the organizational existence of such Company, or any other Company, being ignored, or in the assets and liabilities of any Company being substantively consolidated with those of any other Company in an Insolvency Proceeding.

Section 5.15 Compliance with Health Care Laws.

(a) Comply with all Legal Requirements (including without limitation Titles XVIII and XIX of the Social Security Act, HIPAA, Medicare Regulations, Medicaid Regulations) and all orders, writs, injunctions and decrees applicable to it or to its business, the Facilities or other properties in all material respects, except in such instances in which such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted;

(b) Ensure that (i) billing policies, arrangements, protocols and instructions will comply with reimbursement requirements under Medicare, Medicaid and other Medical Reimbursement Programs in all material respects and will be administered by properly trained personnel; and (ii) medical director compensation arrangements and other arrangements with referring physicians will comply in all material respects with applicable state and federal self-referral and anti-kickback laws, including without limitation 42 U.S.C. Sections 1320a-7b(b)(1) - (b)(2) and 42 U.S.C. Section 1395nn;

(c) Make commercially reasonable efforts to implement policies that are consistent with HIPAA on or before the date that any provision of HIPAA becomes applicable to the Borrower and its Subsidiaries; and

(d) Properly file all Medicaid/Medicare cost reports.

Section 5.16 Subordination.  Cause all Indebtedness now or hereafter owed by it to any of its Affiliates, to be subordinated in right of payment and security to the Secured Obligations owing to the Secured Parties in accordance with a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent.

Section 5.17 8-K Filing.  The Borrower shall file a Form 8-K under the Exchange Act in connection with the Acquisition within 15 days following the Closing Date and shall file financial statements for the Acquired Business as exhibits to such Form 8-K or by amendment within 15 days following the Closing Date, which financial statements shall comply with the requirements of Regulation S-X (including Rule 3.05 thereof).

Section 5.18 Government Receivables.  Subject to Section 5.19, establish and maintain deposit accounts in which only remittances and other proceeds of account receivables from Medicare and Medicaid Account Debtors are deposited and held (“Government Receivables Deposit Accounts”), and cause all remittances and other proceeds of account receivables from Medicare and Medicaid Account Debtors to be deposited therein.  Subject to Section 5.19, cause each Government Receivables Deposit Account to be at all times subject to a Government Receivables Deposit Account Agreement.  Cause all assets held in the Government Receivables Deposit Accounts to be swept on a daily basis into an account which is subject to a Control Agreement.  Cause all remittances or other proceeds of accounts receivable constituting or attributable to the assets transferred under the Acquisition Agreement that are not deposited into accounts of the Borrower to be swept on a basis acceptable to the Agent (but in no event less frequent than twice a week) into an account of the Borrower which is subject to a Control Agreement.

Section 5.19 Post Closing Covenants.  Execute and deliver the documents and complete the tasks set forth on Schedule 5.19, in each case within the respective time limits specified on such schedule.  Notwithstanding anything in this Agreement or in the other Loan Documents to the contrary, to the extent any representation and warranty of any Loan Party in (i) Article III of this Agreement or (ii) the Security Agreement would not be true and correct solely because the actions set forth above were not taken on the Closing Date, the respective representation and warranty shall not be required to be true and correct in all material respects (x) until the time as the respective action is taken (or, if earlier, was required to be taken) as described above and in Schedule 5.19, or (y) unless such representation and warranty would not be true and correct in all material respects (and in all respects if qualified by materiality) for any reason other than as a result of the failure to take the actions set forth above on or before the time such action is taken (or, if earlier, was required to be taken).

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired or have been Cash Collateralized and all amounts drawn thereunder have been reimbursed in full, no Loan Party will, nor will they cause or permit any Subsidiaries to:

Section 6.01 Indebtedness.  Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(a) Indebtedness incurred under this Agreement and the other Loan Documents;

(b) Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(b);

(c) Indebtedness under Hedging Obligations under Permitted Hedging Agreements, in each case entered into in the ordinary course of business and not for speculative purposes or taking a “market view”; provided that if such Hedging Obligations relate to interest rates, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(d) Indebtedness permitted by Section 6.04;

(e) Indebtedness of Borrower and its Subsidiaries in respect of Purchase Money Obligations and Capital Lease Obligations in an aggregate amount not to exceed $150,000 at any time outstanding; provided, however, that, in the case of Purchase Money Obligations, (i) such Indebtedness is incurred within 30 days after such acquisition, installation, construction or improvement of such fixed or capital assets (including Equity Interests of any person owning the applicable fixed or capital assets) by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be;

(f) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(g) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business; and

(h)  unsecured Subordinated Indebtedness of any Company in an aggregate principal amount for all Companies not to exceed $150,000 at any time outstanding.

Section 6.02 Liens.  Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(b) Liens in respect of property of any Company imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, or the Loan Parties, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole, or the Loan Parties, taken as a whole, and (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(c) any Lien in existence on the Closing Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by Section 6.01(n)(A), does not secure an aggregate amount of Indebtedness or other obligations, if any, greater than that secured on the Closing Date (minus the aggregate amount of any permanent repayments and prepayments thereof since the Closing Date but only to the extent that such repayments and prepayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or a portion of such Indebtedness) and (ii) does not encumber any property other than the property subject thereto on the Closing Date (any such Lien, an “Existing Lien”);

(d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions, servitudes and other similar charges or encumbrances, and minor title deficiencies, in each case, on or with respect to any Real Property, whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies at or otherwise with respect to such Real Property;

(e) Liens arising out of judgments, attachments or awards not resulting in a Default and in respect of which such Company shall in good faith be diligently prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;

(f) Liens (other than any Lien imposed by ERISA and other than Liens that result in a Default) (x) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (in each case, exclusive of obligations for the payment of Indebtedness) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this Section 6.02(f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (ii) to the extent such Liens are not imposed by Legal Requirements, such Liens shall in no event encumber any property other than cash and Cash Equivalents;

(g) Leases of the properties of any Company, in each case entered into in the ordinary course of such Company’s business so long as such Leases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Company or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(h) Liens securing Indebtedness incurred pursuant to Section 6.01(e), provided that (i) any such Liens attach only to the property being financed pursuant to such Indebtedness, (ii) do not encumber any other property of any Company and (iii) the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of 80% of the Fair Market Value or the cost of the property secured by such Lien;

(i) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of applicable Legal Requirements, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(j) Liens granted pursuant to the Security Documents to secure the Secured Obligations;

(k) licenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;

(l) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods; and

(m) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC covering only the items being collected upon.

Section 6.03 Sale and Leaseback Transactions.  Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”).

Section 6.04 Investments, Loans and Advances.  Directly or indirectly, lend money or credit (by way of guarantee, assumption of debt or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a) the Companies may consummate the Transactions in accordance with the provisions of the Transaction Documents;

(b) Investments outstanding on the Closing Date and identified on Schedule 6.04(b);

(c) the Companies may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(d) Hedging Obligations permitted pursuant to Section 6.01(c);

(e) loans and advances to directors, employees and officers of Borrower and the Subsidiaries for bona fide temporary business purposes and to purchase Equity Interests of Borrower, in aggregate amount not to exceed $150,000 at any time outstanding (calculated without regard to write-downs or write-offs thereof); provided that no loans in violation of Section 402 of the Sarbanes-Oxley Act shall be permitted hereunder;

(f) Investments by (i) Borrower in any Subsidiary Guarantor, (ii) any Company in Borrower or any Subsidiary Guarantor, and (iii) a Subsidiary of Borrower that is not a Subsidiary Guarantor in any other Subsidiary of Borrower that is not a Subsidiary Guarantor; provided that any Investment in the form of a loan or advance shall be evidenced by the Intercompany Note and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Documents;

(g) Investments in securities of trade creditors or customers in the ordinary course of business and consistent with such Company’s past practices that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(h) mergers and consolidations in compliance with Section 6.05;

(i) acquisitions of property in compliance with Section 6.07 (other than Section 6.07(a));

(j) Dividends in compliance with Section 6.08.

Section 6.05 Mergers and Consolidations.  Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (or agree to do any of the foregoing at any time), except that the following shall be permitted:

(a) the Transactions as contemplated by, and in compliance with, the Transaction Documents;

(b) dispositions of assets in compliance with Section 6.06 (other than Section 6.06(e) and Section 6.06(f));

(c) any solvent Company (other than Borrower) may merge or consolidate with or into Borrower or any Subsidiary Guarantor (as long as Borrower or a Subsidiary Guarantor is the surviving person in such merger or consolidation and, in the case of any Subsidiary Guarantor, remains a Wholly Owned Subsidiary of Borrower); provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable; and

(d) any Subsidiary may dissolve, liquidate or wind up its affairs at any time if such dissolution, liquidation or winding up is not disadvantageous to any Agent or Lender in any material respect.

To the extent the requisite Lenders under Section 11.02(b) waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Company or any Affiliate thereof), but not the proceeds thereof, shall be sold free and clear of the Liens created by the Security Documents, and, so long as Borrower shall have previously provided to the Collateral Agent and the Administrative Agent such certifications or documents as the Collateral Agent and/or the Administrative Agent shall reasonably request in order to demonstrate compliance with this Section 6.05, the Collateral Agent shall take all actions it deems appropriate in order to effect the foregoing.

Section 6.06 Asset Sales.  Effect any disposition of any property, or agree to effect any disposition of any property, except that the following shall be permitted:

(a) dispositions of obsolete property by Borrower or any of its Subsidiaries in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable good faith judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole;

(b) other dispositions of property, but only upon prior written approval from the Administrative Agent for any dispositions resulting in a consideration in excess of $150,000 and only if (i) such dispositions of property are made for Fair Market Value and on an arms-length commercial basis, and (ii) at least 90% of the consideration payable in respect of such disposition of property is in the form of cash or Cash Equivalents;

(c) leases of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;

(d) the Transactions as contemplated by, and in compliance with, the Transaction Documents;

(e) Investments in compliance with Section 6.04;

(f) mergers and consolidations in compliance with Section 6.05;

(g) Dividends in compliance with Section 6.08;

(h) sales of inventory in the ordinary course of business and dispositions of cash and Cash Equivalents in the ordinary course of business;

(i) any disposition of property that constitutes a Casualty Event; and

(j) any disposition of property by any Subsidiary of Borrower to Borrower or any of its Wholly Owned Subsidiaries; provided that if the transferor of such property is a Guarantor, the transferee thereof must be Borrower or a Guarantor.

To the extent the requisite Lenders under Section 11.02(b) waive the provisions of this Section 6.06, with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.06, such Collateral (unless sold to a Company or any Affiliate thereof), but not the proceeds thereof, shall be sold free and clear of the Liens created by the Security Documents, and, so long as Borrower shall have previously provided to the Collateral Agent and the Administrative Agent such certifications or documents as the Collateral Agent and/or the Administrative Agent shall reasonably request in order to demonstrate compliance with this Section 6.06, the Collateral Agent shall take all actions it deems appropriate in order to effect the foregoing.

Section 6.07 Acquisitions.  Purchase or otherwise acquire (in one or a series of related transactions) any part of the property of any person (or agree to do any of the foregoing at any time), except that the following shall be permitted:

(a) Investments in compliance with Section 6.04;

(b) Capital Expenditures by Borrower and the Subsidiaries shall be permitted to the extent permitted by Section 6.10(g);

(c) purchases and other acquisitions of inventory, materials, equipment and intangible property in the ordinary course of business;

(d) leases or licenses of real or personal property in the ordinary course of business and in accordance with this Agreement and the applicable Security Documents;

(e) the Transactions as contemplated by, and in compliance with, the Transaction Documents;

(f) mergers and consolidations in compliance with Section 6.05; and

(g) Dividends in compliance with Section 6.08;

provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable.

Section 6.08 Dividends.  Authorize, declare or pay, directly or indirectly, any (x) Dividends with respect to any Company (including pursuant to any Synthetic Purchase Agreement) or incur any obligation (contingent or otherwise) to do so, (y) otherwise make any payments or Distributions to any stockholder,  member, partner or other equity owner in such Person's capacity as such or any Distribution to any Person if a Default has occurred and is continuing or would result therefrom, or (z) make any payment of any management or service fee or similar fee to any Person or with respect to any Facility, except that the following shall be permitted:

(a) Dividends by any Company that is a Wholly Owned Subsidiary of Borrower to Borrower or any Subsidiary Guarantor that is a Wholly Owned Subsidiary of Borrower;

(b) Borrower may repurchase or redeem Qualified Capital Stock of Borrower held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Company, upon their death, disability, retirement, severance or termination of employment or service pursuant to, but only to the extent required under, the terms of the related employment agreements and as long as no Default shall have occurred and be continuing or result therefrom; provided that the aggregate amount of repurchases and redemptions hereunder shall not exceed, over the term of this Agreement $150,000; and

(c) Dividends payable solely in Qualified Capital Stock.

(d) Borrower, in its reasonable discretion, may repurchase or redeem Qualified Capital Stock of Borrower held by the public in accordance with the stock repurchase plan, as approved by the Board of Directors of Borrower from time to time, in an aggregate amount not to exceed $250,000 in any 12 month period following the Closing Date.

Section 6.09 Transactions with Affiliates.  Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among Borrower and one or more Subsidiary Guarantors), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a) Dividends permitted by Section 6.08;

(b) Investments permitted by Sections 6.04(e) and (f);

(c) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of the applicable Company; and

(d) the Transactions as contemplated by, and in accordance with, the Transaction Documents.

Section 6.10 Financial Covenants.

(a) Minimum Consolidated EBITDA.  Permit Consolidated EBITDA, as of the last day of any Test Period set forth in the table below, to be less than the amount set forth opposite such Test Period in the table below:

Test Period End Date	Amount (in millions)
September 30, 2011	$6,500,000
December 31, 2011	$6,500,000
March 31, 2012	$7,500,000
June 30, 2012	$9,000,000
September 30, 2012	$9,750,000
December 31, 2012	$10,500,000
March 31, 2013	$11,000,000
June 30, 2013	$11,250,000
September 30, 2013	$11,500,000
December 31, 2013	$11,750,000
March 31, 2014	$12,000,000
June 30, 2014	$12,250,000
September 30, 2014	$12,500,000

(b) Maximum Total Leverage Ratio.  Permit the Total Leverage Ratio, as of the last day of any Test Period set forth in the table below, to exceed the ratio set forth opposite such Test Period in the table below:

Test Period End Date	Total Leverage Ratio
September 30, 2011	4.00 to 1.0
December 31, 2011	3.50 to 1.0
March 31, 2012	3.00 to 1.0
June 30, 2012	2.50 to 1.0
September 30, 2012	2.35 to 1.0
December 31, 2012	2.15 to 1.0
March 31, 2013	2.05 to 1.0
June 30, 2013	2.00 to 1.0
September 30, 2013	1.90 to 1.0
December 31, 2013	1.60 to 1.0
March 31, 2014	1.60 to 1.0
June 30, 2014	1.50 to 1.0
September 30, 2014	1.50 to 1.0

(c) Minimum Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio, as of the last day of any Test Period set forth in the table below, to be less than the ratio set forth opposite such Test Period in the table below:

Test Period End Date	Consolidated Fixed Charge Coverage Ratio
September 30, 2011	1.25 to 1.0
December 31, 2011	1.25 to 1.0
March 31, 2012	1.50 to 1.0
June 30, 2012	1.75 to 1.0
September 30, 2012	1.75 to 1.0
December 31, 2012	1.75 to 1.0
March 31, 2013	2.00 to 1.0
June 30, 2013	2.00 to 1.0
September 30, 2013	2.00 to 1.0
December 31, 2013	2.00 to 1.0
March 31, 2014	2.00 to 1.0
June 30, 2014	2.25 to 1.0
September 30, 2014	2.00 to 1.0

(d) Limitation on Capital Expenditures.  Permit the aggregate amount of Capital Expenditures made in any Test Period set forth below, to exceed the amount set forth opposite such Test Period below:

Period	Capital Expenditure Amount
June 30, 2012	$3,800,000
June 30, 2013	$3,800,000
June 30, 2014	$3,800,000

Section 6.11 Prepayments of Other Indebtedness; Modifications of Organizational Documents, Acquisition and Certain Other Documents, etc.  Directly or indirectly:

(a) make or offer to make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption, retirement, defeasance, or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under any Subordinated Indebtedness;

(b) amend or modify, or permit the amendment or modification of, any provision of any Subordinated Indebtedness, other than as permitted by the terms thereof;

(c) amend or modify, or permit the amendment or modification of, any provision of any Transaction Document in any manner that is, or could reasonably be expected to be, adverse in any material respect to the interests of any Agent or Lender;

(d) amend, alter or suspend or terminate or make  provisional  in any material way, any material Permit without the prior written consent of Lender, which consent shall not be unreasonably  withheld; or

(e) terminate, amend, modify (including electing to treat any Pledged Interests (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC) or change any of its Organizational Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are not, and could not reasonably be expected to be, adverse in any material respect to the interests of any Agent or Lender.

Section 6.12 Limitation on Certain Restrictions on Subsidiaries.  Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance, restriction or condition on the ability of any Subsidiary to (i) pay Dividends or make any other distributions on its Equity Interests or any other interest or participation in its profits owned by any Company, or pay any Indebtedness owed to any Company, (ii) make loans or advances to any Company or (iii) transfer any of its properties to any Company, except for such encumbrances, restrictions or conditions existing under or by reason of:

(a) applicable mandatory Legal Requirements;

(b) (x) this Agreement and the other Loan Documents and (y) under any Subordinated Indebtedness;

(c) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary; or

(d) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business.

Section 6.13 Limitation on Issuance of Capital Stock.  (a) With respect to Borrower, issue any Equity Interest that is Disqualified Capital Stock.

(b) With respect to any Subsidiary of Borrower, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of such Subsidiary in any class of the Equity Interests of such Subsidiary, and (ii) Subsidiaries of Borrower formed or acquired after the Closing Date in accordance with Section 6.14 may issue Equity Interests to Borrower or the Wholly Owned Subsidiary of Borrower which is to own such Equity Interests.  All Equity Interests issued in accordance with this Section 6.13(b) shall, to the extent required by Sections 5.11 and 5.12 or any Security Document, be delivered to the Collateral Agent for pledge pursuant to the applicable Security Document.

Section 6.14 Limitation on Creation of Subsidiaries.  Establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Lenders; provided that, without such consent, Borrower may (i) establish or create one or more Wholly Owned Subsidiaries, or (ii) establish, create or acquire one or more Domestic Subsidiaries in connection with an Investment permitted here under Section 6.04, so long as, in each case, Section 5.11 shall be complied with.

Section 6.15 Business.  Engage (directly or indirectly) in any businesses other than those businesses in which Borrower and its Subsidiaries are engaged on the Closing Date (or which are substantially related thereto or are reasonable extensions thereof).

Section 6.16 Limitation on Accounting Changes.  Make or permit, any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that are required by GAAP (subject in each case to the provisions of Section 1.04).

Section 6.17 Fiscal Periods.  Change its fiscal year-end and fiscal quarter-ends to dates other than June 30, and September 30, December 31 and March 31, respectively.

Section 6.18 Lease Obligations.  Create, incur, assume or suffer to exist any obligations as lessee (including pursuant to a Sale and Leaseback Transaction) for the rental or hire of real or personal property of any kind under leases or agreements to rent or lease having an original term of one year or more that would cause the direct and contingent liabilities of Borrower and its Subsidiaries, on a consolidated basis, in respect of all such obligations to exceed $150,000 payable in any period of 12 consecutive months.

Section 6.19 No Further Negative Pledge.  Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Company to create, incur, assume or suffer to exist any Lien upon any of its properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following:  (a) this Agreement and the other Loan Documents; (b) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens (other than Liens permitted under Section 6.02(n)) on the properties encumbered thereby; and (c) any prohibition or limitation that (i) exists pursuant to applicable Legal Requirements, or (ii) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property pending the consummation of such sale; provided that (1) such restrictions apply only to the property to be sold and such sale is permitted hereunder, and (2) such sale is permitted hereunder, or (iii) restricts subletting or assignment of any lease governing a leasehold interest of Borrower or one of its Subsidiaries.

Section 6.20 Anti-Terrorism Law; Anti-Money Laundering.  (a)  Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.22, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Companies’ compliance with this Section 6.20).

(b) Cause or permit any of the funds of such Loan Party that are used to repay the Credit Extensions to be derived from any unlawful activity with the result that the making of the Credit Extensions would be in violation of Legal Requirements.

Section 6.21 Embargoed Person.  Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans or other Credit Extensions to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by OFAC and/or on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable Legal Requirements, or the Loans or other Credit Extensions made by the Lenders and the Issuing Bank would be in violation of Legal Requirements, or (2) the Executive Order, any related enabling legislation or any other similar executive orders, or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable Legal Requirements or the Credit Extensions are in violation of applicable Legal Requirements.

ARTICLE VII

GUARANTEE

Section 7.01 The Guarantee.  The Guarantors hereby, jointly and severally, guarantee, as primary obligors and not as sureties, to each Secured Party and their respective successors and assigns, the prompt payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 7.02 Obligations Unconditional.  The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and performance and not of collection and to the fullest extent permitted by applicable Legal Requirements, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full of the Guaranteed Obligations).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any Lien or security interest granted to, or in favor of, any Secured Party as security for any of the Guaranteed Obligations shall fail to be valid, perfected or to have the priority required under the Loan Documents; or

(e) the release of any other Guarantor pursuant to Section 7.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower or any Guarantor under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations.  The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment and performance without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and their respective successors and assigns, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 7.03 Reinstatement.  The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 7.04 Subrogation; Subordination.  Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.  Any Indebtedness of any Loan Party permitted pursuant to Section 6.04(f) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

Section 7.05 Remedies.  The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and other Loan Documents may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

Section 7.06 Instrument for the Payment of Money.  Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 7.07 Continuing Guarantee.  The guarantee in this Article VII is a continuing guarantee of payment and performance, and shall apply to all Guaranteed Obligations whenever arising.

Section 7.08 General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Legal Requirement affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the rights of subrogation and contribution established in Sections 7.04 and 7.10, respectively) that is valid and enforceable, not void or voidable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 7.09 Release of Guarantors.  If, in compliance with the terms and provisions of the Loan Documents, (i) all of the Equity Interests or (ii) all or substantially all of the property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons (other than any Company or any Affiliate thereof), such Transferred Guarantor shall, upon the consummation of such sale or transfer, be released from its obligations under this Agreement (including under Section 11.03) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of the sale of all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Documents shall be released, and, so long as Borrower shall have previously provided the Collateral Agent and the Administrative Agent such certifications or documents the Collateral Agent and/or the Administrative Agent as shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents.

Section 7.10 Right of Contribution.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04.  The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders, and each Guarantor shall remain liable to the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders for the full amount guaranteed by such Guarantor hereunder.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01 Events of Default.  Upon the occurrence and during the continuance of any of the following events (each, an “Event of Default”):

(a) default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof (including a Term Loan Repayment Date) or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Credit Extension or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, whether at the due date thereof (including an Interest Payment Date) or at a date fixed for prepayment (whether voluntary or mandatory) or by acceleration or demand thereof or otherwise, and such default shall continue unremedied for a period of 3 Business Days;

(c) any representation or warranty made in or in connection with any Loan Document or the borrowings of Loans or issuances of Letters of Credit hereunder or deemed made under Sections 2.17 and 2.18(b) of this Agreement and Section 7.1 of the Security Agreement, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Sections 5.01, 5.02 (other than clause (a) thereof), 5.03(a), 5.04(c)(ii), 5.08, 5.11, 5.15, 5.16, 5.17 or 5.18 or in Article VI;

(e) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 10 Business Days (or three Business Days in the case of any separate letter agreements with respect to fees payable to the Administrative Agent, Lenders or Arranger) after the occurrence thereof or such longer period as agreed to by the Administrative Agent in its sole discretion;

(f) any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $150,000 at any one time;

(g) an Insolvency Proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company or of a substantial part of the property of any Company, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar official for any Company or for a substantial part of the property of any Company, or (iii) the winding-up or liquidation of any Company; and such proceeding or petition shall continue undismissed for 60 days or an Order approving or ordering any of the foregoing shall be entered;

(h) any Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any Insolvency Proceeding or the filing of any petition described in clause (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar official for any Company or for a substantial part of the property of any Company, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due, (vii)  wind up or liquidate, or (viii) take any action for the purpose of effecting any of the foregoing;

(i) one or more tax assessments or Orders for the payment of money in an amount in excess of $150,000 shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such Order;

(j) one or more ERISA Events  shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events that have occurred, could reasonably be expected to result in liability of any Company or any of its ERISA Affiliates in an aggregate amount exceeding $150,000 or the imposition of a Lien on any properties of a Company;

(k) any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a valid, enforceable, perfected first priority security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in this Agreement or such Security Document)) in favor of the Collateral Agent, or shall be asserted by or on behalf of any Company not to be, a valid, enforceable, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;

(l) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by or on behalf of any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Company (directly or indirectly) shall repudiate, revoke, terminate or rescind (or purport to do any of the foregoing) or deny any portion of its liability or obligation for the Obligations; or

(m) (i) a Change in Control shall have occurred, (ii) any Exclusion Event shall have occurred or is reasonably likely to occur, (iii) any Liability Event shall have occurred or is reasonably likely to occur, (iv) any event, circumstance, development, condition, state of facts, change or effect has occurred that is reasonably likely to have a Material Adverse Effect or (v) any Company ceases any part or portion of its business as currently conducted;

(n) any Modification of a Government Receivables Account Agreement;

(o) any Company shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has, or could reasonably be expected to result in, a Material Adverse Effect by virtue of any determination, ruling, decision or Order of any court or Governmental Authority of competent jurisdiction;

(p) the Acquisitions shall not have been consummated on the Closing Date in accordance with the terms hereof and the terms of the Transaction Documents (without the waiver or amendment of any such terms not approved by the Administrative Agent and the Arranger (such approval not to be unreasonably withheld));

(q) the Administrative Agent or any Lender receives any indication or evidence that any Company may have directly or indirectly been engaged in any type of activity which, in the Administrative Agent’s or the Required Lender's judgment, might result in forfeiture of any property with a Fair Market Value in excess of $150,000 (individually or in the aggregate) to any Governmental Authority which shall have continued unremedied for a period of ten (10) calendar days after written notice from Administrative Agent;

(r) uninsured damage to, or loss, theft or destruction of, any portion of the Collateral or the Designated Real Estate occurs that exceeds $150,000 in the aggregate;

(s) any Company is criminally indicted on a felony charge or convicted of a felony under any law;

(t) the issuance of any process for levy, attachment or garnishment or execution upon or prior to any judgment against any Company or any of their respective property or assets in each for an amount in excess of $150,000; or

(u) any Company  does, or enters into or becomes a party to any agreement or commitment to do, or cause to be done, any of the things described in this Article VIII or otherwise prohibited by any Loan Document (subject to any cure periods set forth herein or therein);

then, and in every such event (other than an event with respect to Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Commitments; (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding; and (iii) exercise any and all of its other rights and remedies under applicable Legal Requirements, hereunder and under the other Loan Documents; and in any event with respect to Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding.

In addition, without limiting the foregoing, in the event of a foreclosure (or other similar exercise of remedies) by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent, the Administrative Agent or any Secured Party may be the purchaser of any or all of such Collateral at any such sale or other disposition and, in addition, the Collateral Agent or the Administrative Agent, as agent for and representative of all of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or other disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Collateral Agent at such sale.

Section 8.02 Rescission.  If at any time after termination of the Commitments or acceleration of the maturity of the Loans, the Loan Parties shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations owing by them that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.02, then upon the written consent of the Required Lenders (which may be given or withheld in their sole discretion) and written notice to Borrower, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon.  The provisions of the preceding sentence are intended merely to bind the Lenders, the Issuing Bank and the other Secured Parties to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit Borrower and the other Loan Parties and do not give Borrower and/or any of the Loan Parties the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

ARTICLE IX

COLLATERAL ACCOUNT; APPLICATION OF COLLATERAL PROCEEDS

Section 9.01 Collateral Account.  (a) The Collateral Agent is hereby authorized to establish and maintain at its office (or, at the Collateral Agent’s discretion, at the office of its designee from time to time) at 520 Madison Ave. New York, New York 10022, in the name of the Collateral Agent and pursuant to one or more Control Agreements, one or more restricted deposit accounts designated “PHC, Inc. Collateral Account” (or such other substantially similar designation as shall be determined by the Collateral Agent in its discretion from time to time).  Each Loan Party shall deposit into the Collateral Account from time to time any cash that such Loan Party is required to pledge as additional collateral security hereunder in connection with Cash Collateralizations pursuant to the Loan Documents.

(b) The balance from time to time in the Collateral Account shall constitute part of the Collateral and shall not constitute payment of the Secured Obligations until applied as hereinafter provided.  So long as no Event of Default has occurred and is continuing or will result therefrom, the Collateral Agent shall within ten Business Days of receiving a request from the applicable Loan Party for release of cash proceeds with respect to the LC Sub Account, remit such Net Cash Proceeds on deposit in the LC Sub Account to or upon the order of such Loan Party (x) at such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of the Letters of Credit have been paid in full or (y) otherwise in accordance with Section 2.18(i).  At any time following the occurrence and during the continuance of an Event of Default, the Collateral Agent may (and, if instructed by the Required Lenders as specified herein, shall) in its (or their) discretion apply or cause to be applied (subject to collection) the balance from time to time outstanding in such restricted deposit account to the credit of the Collateral Account to the payment of the Secured Obligations in the manner specified in Section 9.02 subject, however, in the case of amounts deposited in the LC Sub-Account, to the provisions of Section 2.18(i).  The Loan Parties shall have no right to withdraw, transfer or otherwise receive any funds deposited in the Collateral Account except to the extent specifically provided herein.

(c) Amounts on deposit in the Collateral Account shall be invested and reinvested from time to time in Cash Equivalents as the applicable Loan Party (or, after the occurrence and during the continuance of an Event of Default, the Collateral Agent) shall determine, by written instruction to the Collateral Agent, or if no such instructions are given, then as the Collateral Agent, in its sole discretion, shall determine, which Cash Equivalents shall be held in the name and be under the control of the Collateral Agent (or any sub-agent); provided that at any time after the occurrence and during the continuance of an Event of Default, the Collateral Agent may (and, if instructed by the Required Lenders as specified herein, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such Cash Equivalents and to apply or cause to be applied the proceeds thereof to the payment of the Secured Obligations in the manner specified in Section 9.02 subject, however, in the case of amounts deposited in the LC Sub-Account, to the provisions of Section 2.18(i).

(d) Amounts deposited into the Collateral Account as cover for liabilities in respect of Letters of Credit under any provision of this Agreement requiring such cover shall be held by the Administrative Agent in a separate sub-account designated as the “LC Sub-Account” (the “LC Sub-Account”) and, subject to Section 2.18(i), all amounts held in the LC Sub-Account shall constitute collateral security to be initially applied in accordance with Section 2.18(i).

Section 9.02 Application of Proceeds.  The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement or any other Loan Document, promptly by the Collateral Agent as follows:

(a) First, to the indefeasible payment in full in cash of all costs and expenses, fees, commissions and taxes of such sale, collection or other realization (including reasonable compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, to the indefeasible payment in full in cash of all other reasonable costs and expenses of such sale, collection or other realization (including reasonable compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal, Reimbursement Obligations and obligations to Cash Collateralize Letters of Credit) in each case equally and ratably in accordance with the respective amounts thereof then due and owing (it being agreed that, for purposes of applying this clause (c), all interest and all other amounts described herein will be deemed payable in accordance with this Agreement regardless of whether such claims are allowed in any proceeding described in Section 8.01(g) or (h));

(d) Fourth, to the indefeasible payment in full in cash, pro rata, of the principal amount of the Obligations (including Reimbursement Obligations and obligations to Cash Collateralize Letters of Credit);

(e) Fifth, to the indefeasible payment in full in cash of Secured Obligations of the type specified in clause (b) and clause (c) of the definition of Secured Obligations then due and owing, pro rata;

(f) Sixth, to the indefeasible payment in full in cash of the remaining Secured Obligations then due and owing, pro rata; and

(g) Seventh, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (f) of this Section 9.02, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE X

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 10.01 Appointment.  (a) Each Lender and the Issuing Bank hereby irrevocably designates and appoints each of the Administrative Agent and the Collateral Agent as an agent of such Lender under this Agreement and the other Loan Documents.  Each Lender irrevocably authorizes each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article X are solely for the benefit of the Agents, the Lenders and the Issuing Bank, and no Loan Party shall have rights as a third party beneficiary of any such provisions.

(b) Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable Legal Requirement a security interest can be perfected by possession or control.  Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

Section 10.02 Agent in Its Individual Capacity.  Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Company or Affiliate thereof as if it were not an Agent hereunder and without duty to account therefor to the Lenders or the Issuing Bank.

Section 10.03 Exculpatory Provisions.  No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Legal Requirements, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to any Company or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.  No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.02).  No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Borrower, a Lender, or the Issuing Bank, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties. Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties.  No Agent shall be liable for any action taken or not taken by any such service provider.

Section 10.04 Reliance by Agent.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper person.  Each Agent also may rely upon any statement made to it orally and believed by it to be made by a proper person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless each Agent shall have received written notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

Section 10.05 Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent.  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each Agent and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 10.06 Successor Agent.  Each Agent may resign as such at any time upon at least 10 days’ prior notice to the Lenders, the Issuing Bank and Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor Agent from among the Lenders.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 10 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent, which successor shall be a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000; provided that if such retiring Agent is unable to find a commercial banking institution that is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s resignation shall nevertheless thereupon become effective and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents, and the Lenders shall assume and perform all of the duties of the Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent.

Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents.  The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After an Agent’s resignation hereunder, the provisions of this Article X, Section 11.03 and Sections 11.08 to 11.10 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 10.07 Non-Reliance on Agent and Other Lenders.  Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender further represents and warrants that it has reviewed each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto).  Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 10.08 Name Agents.  The parties hereto acknowledge that the Documentation Agent and the Syndication Agent hold such titles in name only, and that such titles confer no additional rights or obligations relative to those conferred on any Lender or the Issuing Bank hereunder.

Section 10.09 Indemnification.  The Lenders severally agree to indemnify each Agent in its capacity as such and each of its Related Persons (to the extent not reimbursed by Borrower or the Guarantors and without limiting the obligation of Borrower or the Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 10.09 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans and Reimbursement Obligations shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans and Reimbursement Obligations) be imposed on, incurred by or asserted against such Agent or Related Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein, the Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Related Person under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR RELATED PERSON); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, claims, suits, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have directly resulted solely and directly from such Agent’s or Related Party’s, as the case may be, gross negligence or willful misconduct.  The agreements in this Section 10.09 shall survive the payment of the Loans and all other amounts payable hereunder.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Notices.  (a) Generally.  Notices and other communications provided for herein shall, except as provided in Section 11.01(b), be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to any Loan Party, to Borrower at:

                PHC, Inc.
                200 Lake Street, Suite 102
                Peabody, MA 01960
                Attention:  Chief Financial Officer
                Facsimile No.:  978-536-2677;

                 (ii) if to the Administrative Agent or the Collateral Agent, to it at:

                Jefferies Finance LLC
                520 Madison Avenue
                New York, New York 10022
                Attention:  Account Officer – PHC, Inc.
                Facsimile No.:  (212) 284-3444;

(iii) if to a Lender, to it at its address (or facsimile number) set forth on Annex II or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto; and

(iv) if to the Swingline Lender, to it at:

                Jefferies Finance LLC
                520 Madison Avenue
                New York, NY 10022
                Attention: Account Officer – PHC, Inc.
                Facsimile No.:  (212) 284-3444;

                (v) if to the Issuing Bank, to it at:

                Jefferies & Company, Inc.
                520 Madison Avenue
                New York, NY 10022
                Attention:  Account Officer – PHC, Inc.
                Facsimile No.:  (212) 284-3444

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by facsimile or by certified or registered mail, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 11.01(a) or in accordance with the latest unrevoked direction from such party given in accordance with this Section 11.01(a), and failure to deliver courtesy copies of notices and other communications shall in no event affect the validity or effectiveness of such notices and other communications.

Notices delivered through electronic communications to the extent provided in Section 11.01(b) below, shall be effective as provided in Section 11.01(b).

(b) Electronic Communications.  Notices and other communications to the Lenders and the Issuing Bank hereunder may (subject to Section 11.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent (in a manner set forth in Section 11.01(a)) that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Collateral Agent or Borrower may, in their respective sole discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures, respectively, approved by it (including as set forth in Section 11.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (including by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, etc.  Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d) Posting.   Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at such e-mail address(es) provided to Borrower by the Administrative Agent from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require.  In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require.  Nothing in this Section 11.01 shall prejudice the right of the Agents, any Lender, the Issuing Bank or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents; provided that Borrower shall also deliver to the Administrative Agent an executed original of each Compliance Certificate required to be delivered hereunder.

Each Loan Party further agrees that the Administrative Agent may make the Communications available to the other Agents, the Lenders or the Issuing Bank by posting the Communications on IntraLinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”).  The Platform is provided “as is” and “as available.”  The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform.

Section 11.02 Waivers; Amendment.  (a)  No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of each Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 11.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.  No notice or demand on Borrower or any other Loan Party in any case shall entitle Borrower or any other Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Subject to Section 11.02(c), this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default (or any definition used, respectively, therein) shall constitute an increase in the Commitment of any Lender for purposes of this clause (i));

(ii) reduce the principal amount or premium, if any, of any Loan or LC Disbursement or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)) , or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));

(iii) postpone or extend the maturity of any Loan, or any scheduled date of payment of or the installment otherwise due on the principal amount of any Term Loan under Section 2.09, or the required date of payment of any Reimbursement Obligation, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment (other than a waiver of any increase in the interest rate pursuant to Section 2.06(c)), or postpone the scheduled date of expiration of any Commitment or postpone the scheduled date of expiration of any Letter of Credit beyond the Letter of Credit Expiration Date, without the written consent of each Lender directly affected thereby;

(iv) change Section 2.14(b) or (c) or Section 9.02 in a manner that would alter the order of or the pro rata sharing of payments or setoffs required thereby, without the written consent of each Lender;

(v) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section 11.02) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be);

(vi) release all or substantially all of the Guarantors from their respective Guarantees (except as expressly provided in Article VII), or limit their liability in respect of such Guarantees, without the written consent of each Lender;

(vii) except as expressly permitted in this Agreement or any Security Document, release all or substantially all of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents (except in connection with securing additional Secured Obligations equally and ratably with the other Secured Obligations), in each case without the written consent of each Lender;

(viii) change any provisions of any Loan Document in a manner that by its terms adversely and directly affects the rights in respect of payments due to Lenders holding Loans of any Class materially differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each directly affected Class;

(ix) change the order of application of prepayments among Term Loans and Revolving Commitments under Section 2.10(h) or change the application of prepayments of Term Loans set forth in Section 2.10(h) in each case without the consent of the Required Lenders and Term Loan Lenders holding more than 50% of the principal amount of the outstanding Term Loans; or

(x) change Section 11.04(b) in a manner which further restricts assignments thereunder without the written consent of each Lender;

provided, further, that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, (2) any waiver, amendment or modification of this Agreement that by its terms directly affects the rights or duties under this Agreement of the Revolving Lenders (but not the Term Loan Lenders), or the Term Loan Lenders (but not the Revolving Lenders) may be effected by an agreement or agreements in writing entered into by Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 11.02 if such Class of Lenders were the only Class of Lenders hereunder at the time, and (3) Section 11.04(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification.  Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Bank and the Swingline Lender) if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of, premium, if any, and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement, and (z) Section 2.16(b) is complied with.

(c) Without the consent of any other person, the applicable Loan Party or Loan Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by applicable Legal Requirements to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or assets so that the security interests therein comply with applicable Legal Requirements.

Section 11.03 Expenses; Indemnity; Damage Waiver.  (a) The Loan Parties agree, jointly and severally, to pay, promptly upon demand:

(i) all reasonable costs and expenses incurred by the Arranger, the Administrative Agent, the Collateral Agent, the Swingline Lender and the Issuing Bank, including the reasonable fees, charges and disbursements of Advisors for the Arranger, the Administrative Agent, the Collateral Agent, the Swingline Lender and the Issuing Bank, in connection with the syndication of the Loans and Commitments, the preparation, negotiation, execution and delivery of the Loan Documents, the administration of the Credit Extensions and Commitments (including the establishment and maintenance of the Platform), the perfection and maintenance of the Liens securing the Collateral (including, without limitation, conducting Collateral audits from time to time) and any actual or proposed amendment, supplement or waiver of any of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated);

(ii) all costs and expenses incurred by the Administrative Agent or the Collateral Agent, including the fees, charges and disbursements of Advisors for the Administrative Agent and the Collateral Agent, in connection with any action, claim, suit, litigation, investigation, inquiry or proceeding affecting the Collateral or any part thereof, in which action, claim, suit, litigation, investigation, inquiry or proceeding the Administrative Agent or the Collateral Agent is made a party or participates or in which the right to use the Collateral or any part thereof is threatened, or in which it becomes necessary in the judgment of the Administrative Agent or the Collateral Agent to defend or uphold the Liens granted by the Security Documents (including any action, claim, suit, litigation, investigation, inquiry or proceeding to establish or uphold the compliance of the Collateral with any Legal Requirements);

(iii) all costs and expenses incurred by the Arranger, the Administrative Agent, the Collateral Agent, any other Agent, the Swingline Lender, the Issuing Bank or any Lender, including the fees, charges and disbursements of Advisors for any of the foregoing, incurred in connection with the enforcement or protection of its rights under the Loan Documents, including its rights under this Section 11.03(a), or in connection with the Loans made or Letters of Credit issued hereunder and the collection of the Secured Obligations, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the Secured Obligations; and

(iv) all Other Taxes in respect of the Loan Documents.

(b) The Loan Parties agree, jointly and severally, to indemnify the Agents, each Lender, the Issuing Bank and the Swingline Lender and each of their respective Related Persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, all reasonable out-of-pocket costs and any and all losses, claims, damages, liabilities, fees, fines, penalties, actions, judgments, suits and related expenses, including reasonable Advisors fees, charges and disbursements (collectively, “Claims”), incurred by, imposed on or asserted against any Indemnitee, directly or indirectly, arising out of, in any way connected with, or as a result of (i) the execution, delivery, performance, administration or enforcement of the Loan Documents or any agreement or instrument contemplated thereby or the performance by the parties thereto of their respective obligations thereunder, (ii) any actual or proposed use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, (iv) any actual or alleged presence or Release or threatened Release of Hazardous Materials, on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim or threatened Environmental Claim related in any way to any Company, (v) any past, present or future non-compliance with, or violation of, Environmental Laws  or Environmental Permits applicable to any Company, or any Company’s business, or any property presently or formerly owned, leased, or operated by any Company or their predecessors in interest, (vi) the environmental condition of any property owned, leased, or operated by any Company at any time, or the applicability of any Legal Requirements relating to such property, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of any Company, (vii) the imposition of any environmental Lien encumbering any Real Property, (viii) the consummation of the Transactions and the other transactions contemplated hereby (including the syndication of the Credit Facilities) or (ix) any actual or prospective action, claim, suit, litigation, investigation, inquiry or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or otherwise, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have directly resulted solely from the gross negligence or willful misconduct of such Indemnitee.

(c) The Loan Parties agree, jointly and severally, that, without the prior written consent of the Administrative Agent and any affected Lender, which consent(s) will not be unreasonably withheld, the Loan Parties will not enter into any settlement of a Claim in respect of the subject matter of clauses (i) through (ix) of Section 11.03(b) unless such settlement includes an explicit and unconditional release from the party bringing such Claim of all Indemnitees.

(d) The provisions of this Section 11.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans, Reimbursement Obligations and any other Secured Obligations, the release of any Guarantor or of all or any portion of the Collateral, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents, the Issuing Bank or any Lender.  All amounts due under this Section 11.03 shall be accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(e) To the extent that the Loan Parties fail to indefeasibly pay any amount required to be paid by them to the Agents, the Issuing Bank or the Swingline Lender under Sections 11.03(a) or (b) in accordance with Section 11.03(g), each Lender severally agrees to pay to the Agents, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed Claim was incurred by or asserted against any of the Agents, the Issuing Bank or the Swingline Lender in its capacity as such.  For purposes of this Section 11.03(e), a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure, outstanding Term Loans and unused Commitments at the time.

(f) To the fullest extent permitted by applicable Legal Requirements, no party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, exemplary, consequential, or punitive damages (including any loss of profits, business or anticipated savings) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated hereby or thereby.

(g) All amounts due under this Section 11.03 shall be payable not later than 10 days after demand therefor.

Section 11.04 Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that the Loan Parties may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank, the Swingline Lender, and each Lender, which consent may be withheld in their respective sole discretion (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void).  Nothing in this Agreement or any other Loan Document, express or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants to the extent expressly provided in Section 11.04(e) and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.

(b) Any Lender shall have the right at any time to assign to one or more assignees (other than any Company or any Affiliate thereof or a natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(i) except in the case of (A) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (B) any assignment made in connection with the primary syndication of the Commitments and Loans by the Arranger or (C) an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Term Loan Commitment or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 and the amount of the Revolving Commitment or Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement, except that this clause (ii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (except as may be waived by the Administrative Agent);

(iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(v) in the case of an assignment of all or a portion of a Revolving Commitment or any Revolving Lender’s obligations in respect of its LC Exposure or Swingline Exposure, the Issuing Bank and the Swingline Lender must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned);

(vi) the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned); and

(vii) in the case of an assignment of all or a portion of a Revolving Commitment, a Revolving Loan or any Revolving Lender’s obligations in respect of its LC Exposure or Swingline Exposure (except in the case of (A) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or (B) any assignment made in connection with the primary syndication of the Commitments and Loans by the Arranger), Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof.

Notwithstanding the foregoing, if a Default has occurred and is continuing (i) any consent of Borrower otherwise required under this paragraph shall not be required, and (ii) any consent of the Issuing Bank and the Swingline Lender required under this Section 11.04(b) may be withheld by such person in its sole discretion.  Subject to acceptance and recording thereof pursuant to Section 11.04(d), from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement (provided that any liability of Borrower to such assignee under Section 2.12, 2.13 or 2.15 shall be limited to the amount, if any, that would have been payable thereunder by Borrower in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law occurring after the date of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 11.03).

(c) The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive in the absence of manifest error, and Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower, the Issuing Bank, the Collateral Agent, the Swingline Lender and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 11.04(b) and any written consent to such assignment required by Section 11.04(b), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 11.04(b).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with the requirements of this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.04(e).

(e) Any Lender shall have the right at any time, without the consent of, or notice to Borrower, the Administrative Agent, the Issuing Bank, or the Swingline Lender or any other person to sell participations to any person (other than any Company or any Affiliate thereof or a natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent, the Collateral Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) is described in clauses (i), (ii) or (iii) of the proviso to Section 11.02(b) and (2) directly affects such Participant.  Subject to Section 11.04(f), each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.04(b).  To the extent permitted by Legal Requirements, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees in writing to be subject to Section 2.14(c) as though it were a Lender.  Each Lender shall, acting for this purpose as an agent of Borrower, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the amount and terms of its participations; provided that no Lender shall be required to disclose or share the information contained in such register with Borrower or any other person, except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Treasury Regulation Section 5f.103-1(c) (the “Participant Register”).

(f) A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of Borrower (which consent shall not be unreasonably withheld, delayed or conditioned).  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.15(e) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 11.04(g) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  Without limiting the foregoing, in the case of any Lender that is a fund that invests in bank loans or similar extensions of credit, such Lender may, without the consent of Borrower, the Issuing Bank, the Swingline Lender, the Administrative Agent or any other person, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Borrower, the option to provide to Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof; provided further that nothing herein shall make the SPC a “Lender” for the purposes of this Agreement, obligate Borrower or any other Loan Party or the Administrative Agent to deal with such SPC directly, obligate Borrower or any other Loan Party in any manner to any greater extent than they were obligated to the Granting Lender, or increase costs or expenses of Borrower.  The Loan Parties and the Administrative Agent shall be entitled to deal solely with, and obtain good discharge from, the Granting Lender and shall not be required to investigate or otherwise seek the consent or approval of any SPC, including for the approval of any amendment, waiver or other modification of any provision of any Loan Document.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any state thereof.  In addition, notwithstanding anything to the contrary contained in this Section 11.04(h), any SPC may (i) with notice to, but without the prior written consent of, Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(i) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirement, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.05 Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the reports, certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligation or any Letter of Credit is outstanding (or Cash Collateralized) and so long as the Commitments have not expired or terminated.  The provisions of Article X and Sections 2.12 to 2.15, 10.06, 11.03 and 11.08 to 11.10 shall survive and remain in full force and effect regardless of the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 11.06 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, Lender and/or the Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.07 Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.08 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time (subject to Section 11.19), to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Documents held by such Lender or the Issuing Bank, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 11.09 Governing Law; Jurisdiction; Consent to Service of Process.  (a) This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to any choice of law principles that would apply the laws of another jurisdiction.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable Legal Requirements, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements.  Nothing in this Agreement or any other Loan Document or otherwise shall affect any right that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 11.09(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than facsimile or email) in Section 11.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.

Section 11.10 Waiver of Jury Trial.  Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to any Loan Document, the Transactions or the other transactions contemplated hereby or thereby (whether based on contract, tort or any other theory).  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.10.

Section 11.11 Headings; No Adverse Interpretation of Other Agreements.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.  This Agreement may not be used to interpret any other loan or debt agreement or instrument of any Company or of any other person.  Any such loan or debt agreement or instrument may not be used to interpret this Agreement or any other Loan Document.

Section 11.12 Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and Approved Funds’ directors, officers, employees, agents, advisors and other representatives, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory authority or any quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Legal Requirements or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under the Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (iii) any actual or prospective investor in an SPC or (iv) any rating agency for the purpose of obtaining a credit rating applicable to any Loan or Loan Party, (g) with the consent of Borrower or (h) to the extent such Information (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 11.12 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than Borrower or any Subsidiary.  In addition, the Agents, the Issuing Bank and the Lenders may disclose the existence of the Loan Documents and information about the Loan Documents to market data collectors, similar service providers to the financing community, and service providers to the Agents, the Issuing Bank and the Lenders.  For the purposes of this Section 11.12, “Information” shall mean all information received from Borrower relating to Borrower or any of its Subsidiaries or its business that is clearly identified at the time of delivery as confidential, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Borrower.  Any person required to maintain the confidentiality of Information as provided in this Section 11.12 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

Section 11.13 Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Legal Requirements, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 11.14 Assignment and Acceptance.  Each Lender to become a party to this Agreement (other than the Administrative Agent and any other Lender that is a signatory hereto) shall do so by delivering to the Administrative Agent an Assignment and Acceptance duly executed by such Lender, Borrower (if Borrower consent to such assignment is required hereunder) and the Administrative Agent.

Section 11.15 Obligations Absolute.  To the fullest extent permitted by applicable law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection or loss of priority of any Liens on any or all of the Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

Section 11.16 Waiver of Defenses; Absence of Fiduciary Duties.  (a) Each of the Loan Parties hereby waives any and all suretyship defenses available to it as a Guarantor arising out of the joint and several nature of its respective duties and obligations hereunder (including any defense contained in Article VII).

(b) Each of the Loan Parties agrees that in connection with all aspects of the transactions contemplated hereby or by the other Loan Documents and any communications in connection therewith, the Loan Parties and their respective Affiliates, on the one hand, and each Lender, SPC and Agent, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of any Lender, SPC or any Agent or any of their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 11.17 USA Patriot Act.  Each Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address and taxpayer identification number of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

Section 11.18 Judgment Currency.  (a) The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender or Issuing Bank of the full amount of Dollars expressed to be payable to the Administrative Agent or such Lender or Issuing Bank under this Agreement or the other Loan Documents.  If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than Dollars (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in Dollars, the conversion shall be made at the Dollar Equivalent determined as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Loan Parties shall pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the Dollar Equivalent or any other rate of exchange for this Section 11.18, such amounts shall include any premium and costs payable in connection with the purchase of Dollars.

Section 11.19 Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures or cause any of the foregoing (through Affiliates or otherwise), with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent.  The provisions of this Section 11.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers or other authorized signatories as of the day and year first above written.

PHC, INC., as Borrower

By:	_______________________________________________
Name: Bruce Shear
Title:   President and Chief Executive Officer

PHC MEADOWWOOD, INC., as a Subsidiary Guarantor

By:	_______________________________________________
Name: Bruce Shear
Title: President and Chief Executive Officer

PHC OF MICHIGAN, INC., as a Subsidiary Guarantor

By:	_______________________________________________
Name: Bruce Shear
Title: President and Chief Executive Officer

PHC OF NEVADA, INC., as a Subsidiary Guarantor

By:	_______________________________________________
Name: Bruce Shear
Title: President and Chief Executive Officer

PHC OF UTAH, INC., as a Subsidiary Guarantor

By:	_______________________________________________
Name: Bruce Shear
Title: President and Chief Executive Officer

PHC OF VIRGINIA, INC., as a Subsidiary Guarantor

By:	_______________________________________________
Name: Bruce Shear
Title: President and Chief Executive Officer

Signature Page to Credit Agreement

DETROIT BEHAVIORAL INSTITUTE, INC., as a Subsidiary Guarantor

By:	_______________________________________________
Name: Bruce Shear
Title: President and Chief Executive Officer

NORTH POINT - PIONEER, INC., as a Subsidiary Guarantor

By:	_______________________________________________
Name: Bruce Shear
Title: President and Chief Executive Officer

RENAISSANCE RECOVERY, INC., as a Subsidiary Guarantor

By:	_______________________________________________
Name: Bruce Shear
Title: President and Chief Executive Officer

SEVEN HILLS HOSPITAL, INC., as a Subsidiary Guarantor

By:	_______________________________________________
Name: Bruce Shear
Title: President and Chief Executive Officer

WELLPLACE, INC., as a Subsidiary Guarantor

By:	_______________________________________________
Name: Bruce Shear
Title: President and Chief Executive Officer

Signature Page to Credit Agreement

JEFFERIES FINANCE LLC, as Administrative Agent, Collateral Agent, Arranger, Book Manager and Documentation Agent

By: ____________________________________
Name: E. Joseph Hess
Title:  Managing Director

    JEFFERIES FINANCE LLC, as Syndication Agent

By: ____________________________________
Name: E. Joseph Hess
Title:  Managing Director

    JEFFERIES FINANCE LLC, as a Lender

By: ____________________________________
Name: E. Joseph Hess
Title:  Managing Director

    JEFFERIES FINANCE LLC,
                       as Swingline Lender

By: ____________________________________
Name: E. Joseph Hess
Title:  Managing Director

     JEFFERIES GROUP, INC.,
                       as Issuing Bank

By: ____________________________________
Name:
Title:

Signature Page to Credit Agreement

Annex I

Amortization Table

Date	Term Loan Amount
September 30, 2011	0.25%
December 31, 2011	0.25%
March 31, 2012	0.25%
June 30, 2012	0.25%
September 30, 2012	0.25%
December 31, 2012	0.25%
March 31, 2013	0.25%
June 30, 2013	0.25%
September 30, 2013	0.25%
December 31, 2013	0.25%
March 31, 2014	0.25%
June 30, 2014	0.25%
Term Loan Maturity Date	All Term Loans then outstanding

Annex I-1

Annex II

Initial Lenders and Commitments

Lender	Address for Notices	Amount of Revolving Commitment	Amount of Term Loan Commitment
Jefferies Finance LLC	520 Madison Avenue New York, New York 10022 Attention: Account Officer – PHC, Inc. Facsimile No.: (212) 284-3444	$3,000,000	$23,500,000

Annex II-1